As filed with the Securities and Exchange Commission on March 3, 2000
                                                          Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       ADVANTAGE MARKETING SYSTEMS, INC.
                 (Name of small business issuer in its charter)

            OKLAHOMA                                      73-1323256
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                      Identification No.)

2601 NORTHWEST EXPRESSWAY, SUITE 1210W     JOHN W. HAIL, CHIEF EXECUTIVE OFFICER
    OKLAHOMA CITY, OKLAHOMA 73112            ADVANTAGE MARKETING SYSTEMS, INC.
           (405) 842-0131                 2601 NORTHWEST EXPRESSWAY, SUITE 1210W
                                             OKLAHOMA CITY, OKLAHOMA 73112-7293
   (Address and telephone number,                      (405) 842-0131
including area code, of registrant's        (Name, address and telephone number,
    principal executive offices)                    of agent for service)
                            ------------------------
                                   Copies To:

                              MICHAEL E. DUNN, ESQ.
                             DUNN SWAN & CUNNINGHAM
                               2800 OKLAHOMA TOWER
                                 210 PARK AVENUE
                       OKLAHOMA CITY, OKLAHOMA 73102-5604
                            TELEPHONE: (405) 235-8318
                            FACSIMILE: (405) 235-9605
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this Form is filed to register additional securities for an offering pursuant o Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of he earlier effective registration statement for the same offering. / /
         If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                                               CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      AMOUNT TO BE    PROPOSED      PROPOSED MAXIMUM     AMOUNT OF
                                                             REGISTERED      MAXIMUM      AGGREGATE OFFERING  REGISTRATION
                                                                          OFFERING PRICE        PRICE              FEE
                                                                            PER SHARE
------------------------------------------------------------------------------------------------------------------------------
Common Stock(1)                                              1,832,211       $3.40           $6,229,518          $1,645
------------------------------------------------------------------------------------------------------------------------------
Common Stock(2)                                                260,000       $6.13           $1,593,800          $  421
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                        $7,823,318          $2,066
==============================================================================================================================

(1) Issuable upon exercise of the 337,211outstanding 1997-A Warrants and 1,495,000 outstanding Redeemable Common Stock Purchase Warrants. The 337,211 shares of Common Stock underlying the 1997-A Warrants are being carried forward from Registration Statement on Form SB-2 (Registration No.33-80629) and the previously paid registration fee associate with such shares is $174. The 1,495,000 shares of Common Stock underlying the Redeemable Common Stock Purchase Warrants are being carried forward from Registration Statement on Form SB-

         2 (Registration No. 333-34885) and the previously paid registration fee associated with such shares is $2,243. An indefinite number of additional shares of Common Stock is registered hereunder which may be issued pursuant to anti-dilution provisions of the 1997-A Warrants and the Redeemable Common Stock Purchase Warrants. No additional registration fee is included for these shares. The exercise price of the 1997-A Warrants and Redeemable Common Stock Purchase Warrants is used solely for the purpose of determining the registration fee pursuant to Rule 457.
(2) These shares are being carried forward from Registration Statement on Form SB-2 (Registration No.333-34885) and the previously paid registration fee associate with such shares is $235. The offering price of these shares of Common Stock has been estimated and the registration fee has been computed pursuant to Rule 457(c) on the basis of the average closing sale price of the Common Stock as quoted by the American Stock Exchange on February 29, 2000, which was $6.13.

                            ------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             PRELIMINARY PROSPECTUS
                                FEBRUARY 29, 2000

                        ADVANTAGE MARKETING SYSTEMS, INC.

                        2,092,211 SHARES OF COMMON STOCK
              UNDERLYING 1997-A WARRANTS, REDEEMABLE COMMON STOCK
                   PURCHASE WARRANTS AND UNDERWRITER WARRANTS

   We are offering 1,832,211 shares of Common Stock to the holders of 1997-A warrants and redeemable common stock purchase warrants. The selling shareholders are offering 260,000 shares of Common Stock. These shares of common stock may be, but do not have to be, sold by the selling shareholders.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS,"
                              BEGINNING AT PAGE 4.

                                  ------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF
   THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------------
                                                PRICE TO PUBLIC      UNDERWRITING     PROCEEDS TO    PROCEEDS TO
                                                                     DISCOUNTS AND       COMPANY        SELLING
                                                                     COMMISSIONS                    SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------------
 Common Stock                                       $3.40                $ --           $3.40           $ --
    (underlying  1997-A  warrants
     and redeemable common stock warrants)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 Common Stock                                         $                  $ --            $ --            $
    (offered by selling shareholders)
--------------------------------------------------------------------------------------------------------------------
 Total                                                $                  $ --             $              $
====================================================================================================================

WE WILL AMEND AND COMPLETE THE INFORMATION CONTAINED IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                                TABLE OF CONTENTS

Prospectus Summary ...................................................................    1
  Advantage Marketing Systems, Inc. ..................................................    1
  The Offering .......................................................................    2
  Summary Financial and Operating Information ........................................    2
Risk Factors .........................................................................    4
Use of Proceeds ......................................................................   11
Security Ownership of Certain Beneficial Owners, Management and Selling
 Shareholders ........................................................................   12
Plan of Distribution .................................................................   14
Liability Limitations and Indemnification of Officers, Directors, Employees
 and Agents ..........................................................................   17
Legal Matters ........................................................................   16
Experts ..............................................................................   16
Where to Find Additional Information .................................................   17
Cautionary Statement Relating to Forward Looking Information .........................   18

                               PROSPECTUS SUMMARY

         This summary highlights selected information appearing elsewhere in this document. It does not contain all the information that is or may be important to you. You should read this entire document carefully. For additional information, see "Where You Can Find Additional Information."

         We call this document a prospectus. It covers shares of our common stock which are offered by us and the selling shareholders to you and others. This offering to you and others is referred to as the offering. These shares of our common stock have been registered with the United States Securities and Exchange Commission.

         We recommend that you especially consider that information contained in "Risk Factor" (page ). All references in this prospectus to fiscal years are to our fiscal year ended December 31 of each year.

                        ADVANTAGE MARKETING SYSTEMS, INC.

         We market a product line consisting of approximately 101 products in three categories; weight management, dietary supplement and personal care products through a network marketing organization in which independent distributors like yourself purchase products for resale to retail customers as well as for their own personal use. The number of our active distributors has increased from approximately 10,600 at December 31, 1996, 20,400 at December 31, 1997 and 33,000 at December 31, 1998, to approximately 54,200 at September 30, 1999. An "active" distributor is one who purchased $50 or more of our products within the preceding 12 months.

         The distributors in our network are encouraged to recruit interested people to become new distributors of our products. New distributors are placed beneath the recruiting distributor in the "network" and are referred to as being in that distributor's "downline" organization. Our marketing plan is designed to provide incentives for distributors to build, maintain and motivate an organization of recruited distributors in their downline organization to maximize their earning potential. Distributors generate income by purchasing our products at wholesale prices and reselling them at retail prices. Distributors also earn bonuses on product purchases generated by the distributors in their downline organization.

         Our growth strategy is to expand our product line and network of independent distributors to increase sales. An increase in the number of distributors generally results in increased sales volume, and new products create enthusiasm among distributors, serve as a promotional tool in selling other products, and attract new distributors.

         We review on an ongoing basis our product line for duplication and sales movement and make adjustments accordingly. As of September 30, 1999, our product line consisted of

-        eight weight management products,

-        27 dietary supplement products,

- 65 personal care products consisting primarily of cosmetic and skin care products and

-        Dial A Doc.

Our products are manufactured by various manufacturers pursuant to formulations developed for us and are sold to our independent distributors located in all 50 states and the District of Columbia. We also sell our personal care products to distributors in Greece who do not use our network marketing system.

         We market products that we believe will fulfill the needs of our distributors and their customers, and assist our distributors in building their own distributor organization. We offer individuals the opportunity to start a home-based business without the significant start-up costs and other difficulties usually associated with new business ventures. We provide new product development, marketing tools, support services, product warehousing, distribution and essential record-keeping functions for our distributors. We also provide other support programs to our distributors, including regular teleconferences, regional seminars, and product and sales training.

         Our principal executive offices are located at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293 and our telephone number is (405) 842-0131. Our site on the World Wide Web on the Internet is located at http:www.amsonline.com.

THE OFFERING
Common stock outstanding
  as of February 29, 2000 ..............................    4,224,387 shares

Common stock offered:
  By Advantage Marketing Systems .......................    1,832,211 shares
  By the selling shareholders ..........................      260,000 shares
                                                            ----------------
  Total ................................................    2,092,211 shares

Common stock to be outstanding after
  the offering assuming all shares of common
  stock are issued pursuant to exercise of
  the outstanding warrants .............................    6,316,598 shares

Use of proceeds ........................................    We intend to use the estimated net
                                                            proceeds of $7,323,518 that we will
                                                            receive from this offering to expand
                                                            sales and for general corporate purposes.
                                                            These purposes include working capital
                                                            and general administrative overhead and
                                                            may include expansion of our U.S.
                                                            distributor network and expansion and
                                                            enhancement of our product line.

                                                                 We will have broad discretion to
                                                            determine the use of a substantial
                                                            portion of the proceeds of the offering
                                                            based upon our determination of the
                                                            business need.

American Stock Exchange symbol .........................    common stock .................  AMM
                                                            1997-A warrants ..............  AMMWSA
                                                            redeemable common stock
                                                              purchase warrants ..........  AMMWS

                   SUMMARY FINANCIAL AND OPERATING INFORMATION

         The following table sets forth our summary historical financial and operating information for

- the nine months ended September 30, 1999 and 1998 derived from our unaudited condensed consolidated financial statements beginning on page F-2 and

- the fiscal years ended December 31, 1998 and 1997 derived from our audited consolidated financial statements beginning on page F-12.

The following information should be read in conjunction with our consolidated financial statements and the related notes thereto, and other information presented in this prospectus. The statements of operations data for any particular year or period are not necessarily indicative of the results of operations for any future period.

                                                                   FOR THE NINE MONTHS                 FOR THE YEARS ENDED
                                                                    ENDED SEPTEMBER 30,                     DECEMBER 31,
                                                          --------------------------------------------------------------------
                                                                 1999              1998              1998              1997
                                                          --------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
Net sales                                                   $ 16,150,491        $9,500,936       $13,287,824       $10,192,227
Gross profit                                                   5,000,467         3,237,161         4,288,595         2,920,567
Income from operations                                         1,274,978           565,829           739,823           127,688
Income before income taxes                                     1,503,743           397,197           667,388           189,722
Tax expense                                                      533,683           150,776           253,340            59,696
Net income                                                       970,060           246,421           414,048           130,026

Weighted average common
 shares outstanding                                            4,141,651         4,201,954         4,191,760         2,751,771
Net income per common share - basic                         $        .23        $      .06       $       .10       $       .05
Weighted average common shares outstanding -
  assuming dilution                                            4,708,759         4,538,783         4,503,411         3,762,642
Net income per common share - assuming dilution             $        .21        $      .05       $       .09       $       .04

OPERATING DATA:
Number of active distributors                                     54,200            30,400            33,000            20,400
Average sales per active distributor                        $         35        $       39       $        33       $        41
Total number of products offered (exclusive of
  size, color and other product variations)                          100               102               100               101

CASH FLOW DATA:
Net cash provided (used) by operating activities            $  2,146,613        $1,229,836       $ 1,242,254       $  (118,587)
Net cash (used) by investing activities                       (4,791,669)         (880,055)         (996,283)       (1,692,055)
Net cash (used) provided by financing activities                (195,496)         (544,635)         (732,030)        7,416,349

                                                                                SEPTEMBER 30,              DECEMBER 31,
                                                                               --------------    -----------------------------
                                                                                    1999              1998              1997
                                                                               --------------    ------------      -----------
BALANCE SHEET DATA:
Current assets                                                                    $ 4,922,715     $ 7,050,495       $6,999,364
Working capital                                                                     3,431,724       5,823,182        6,143,041
Total assets                                                                       11,834,571      10,717,483       10,336,306
Short-term debt                                                                        64,091         116,581          145,105
Long-term debt                                                                        131,552         267,558          303,588
Stockholders' equity                                                               10,212,028       9,222,612        9,176,395

                                  RISK FACTORS

         THE PURCHASE OF THE SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, YOU SHOULD CONSIDER THE FOLLOWING FACTORS AND THE MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS WHEN EVALUATING AN INVESTMENT IN OUR COMMON STOCK. MANY OF THE FACTORS DISCUSSED BELOW ARE NOT WITHIN OUR CONTROL. WE PROVIDE NO ASSURANCE THAT ONE OR MORE OF THESE FACTORS

-        will not adversely affect

         -        THE MARKET PRICE OF OUR COMMON STOCK,

         -        OUR FUTURE OPERATIONS, AND

         -        OUR BUSINESS,

         -        FINANCIAL CONDITION, OR

         -        RESULTS OF OPERATIONS

-        REQUIRING SIGNIFICANT REDUCTION OR DISCONTINUANCE OF OUR OPERATIONS,

-        REQUIRING US TO SEEK A MERGER PARTNER OR

- REQUIRING US TO SELL ADDITIONAL STOCK ON TERMS THAT ARE HIGHLY DILUTIVE TO OUR SHAREHOLDERS.

OUR PRODUCTS SALE REVENUES ARE DEPENDENT ON OUR INDEPENDENT DISTRIBUTORS, WHOSE REDUCED SALES EFFORTS OR TERMINATION AS A DISTRIBUTOR MAY RESULT IN SIGNIFICANT LOSS OF SALES REVENUES.

         Our success and growth depend upon our ability to attract, retain and motivate our network of independent distributors who market our products. Our distributors typically offer and sell our products on a part-time basis and may engage in other business activities. Distributors may give higher priority to other products, reducing their efforts devoted to marketing our products. Also, our ability to attract and retain distributors could be negatively affected by adverse publicity relating to us, our products or our operations. Under our network marketing system, the distributor downline organizations are headed by a relatively small number of key distributors who are responsible for a significant percentage of total sales.

         The loss of a significant number of distributors, including any key distributors, for any reason, could adversely affect our sale revenues and operating results, and could impair our ability to attract new distributors.

OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATION OF OUR PRODUCTS AND SALES THROUGH OUR DISTRIBUTOR NETWORK MAY RESULT IN SIGNIFICANT PENALTIES OR CLAIMS, ANY OF WHICH MAY RESULT IN ENFORCEMENT ACTION BY THE REGULATORY AGENCY AND IMPOSITION OF PENALTIES AND LOSS OF SALES, ANY OF WHICH COULD HAVE AN ADVERSE EFFECT OUR FINANCIAL CONDITION.

         The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by a number of governmental agencies. The federal agencies include the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. Our products and distributor network are also subject to state and local laws and regulations, as well as those of foreign countries in which our products are sold. Our failure to comply with these regulations may adversely affect the continuing ability to offer our products, the imposition of substantial penalties or result in significant claims, any of which may result in loss or reduction of sales and adversely affect our financial condition and the value of our common stock.

         OUR FAILURE TO COMPLY WITH THE FOOD AND DRUG ADMINISTRATION REGULATION OF OUR DIETARY AND COSMETIC PRODUCTS MAY REQUIRE SIGNIFICANT COMPLIANCE COST OR DISCONTINUANCE OF PRODUCT SALES AND RESULT IN SIGNIFICANT LOSS OF SALES REVENUE.

         The most active governmental agency regulating our products is the Food and Drug Administration. Our products are subject to regulation under the Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder. Most of our products are classified and regulated as dietary supplements or cosmetics. These products are not subject to pre-market approval by the Food and Drug Administration. However, these products are subject to extensive labeling regulation. Moreover, if the Food and Drug Administration determines, on the basis of labeling or advertising claims by us, that the "intended use" of any of our products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the Food and Drug Administration can regulate those products as drugs and require pre-market clearance for safety and effectiveness. In this event, the sales of the subject product would be discontinued. If required, pre-market clearance would be expensive and take a substantial period of time to complete. Discontinuance of product sales could have an adverse effect on sales revenues and may eventually adverse affect our financial condition and the value of our common stock.

         IF PROPOSED EPHEDRINE REGULATIONS ARE ENACTED, WE MAY BE REQUIRED TO END SALES OF OUR AM-300 DIETARY SUPPLEMENT PRODUCT, WHICH GENERATED A MAJORITY OF OUR REVENUES DURING RECENT YEARS.

         The Food and Drug Administration has issued a consumer warning regarding and proposed regulations covering, dietary supplements that contain ephedrine. In addition, many states have proposed regulations restricting the promotion and distribution of ephedrine-containing products. If the Food and Drug Administration regulations are adopted as proposed or state regulations are adopted that classify ephedrine-containing products as controlled substances or prohibit the distribution by persons other than licensed pharmacist, our ability to sell our AM-300 product will be significantly limited. For the nine months ended September 30, 1999 and the year ended December 31, 1998, AM-300 represented 67.5% and 49.7% of our net sales, respectively. As of the date of this prospectus, we cannot predict whether these regulations will be adopted as proposed or additional regulations will not be adopted which will adversely affect our continued ability to sell our AM-300 product.

         Consequently, there is a risk that AM-300 may become subject to further federal, state, local or foreign laws or regulations. These laws or regulations could require us to

- withdraw or reformulate our AM-300 product with reduced ephedrine levels or with a substitute for ephedrine,

- relabel our products with different warnings or revised directions for use, or

- not make certain statements, possibly including weight loss claims, with respect to any product containing ephedrine.

While we believe that AM-300 could be reformulated and relabeled, there can be no assurance in that regard or that reformulation and relabeling would not have an adverse effect on sales of such product or related products within our product line even though such products do not contain ephedra or ephedrine.

         OUR FAILURE TO COMPLY WITH FEDERAL TRADE COMMISSION AND STATE REGULATIONS COVERING OUR PRODUCT CLAIMS AND ADVERTISING MAY RESULT IN ENFORCEMENT ACTION AND IMPOSITION OF PENALTIES AND GIVE RISE TO CLAIMS.

         The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters, including advertising of our products. The Federal Trade Commission has instituted enforcement actions against several dietary supplement companies for false or deceptive advertising, including the use of testimonials. We provide no assurance that

- the Federal Trade Commission will not question our past or future advertising or other operations or

- a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations.

Also, our distributors and their customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices. These agencies may take action on their own initiative or on a referral from distributors, consumers or others. If taken, such actions may result in

-        entries of consent decrees,

-        refunds of amounts paid by the complaining distributor or consumer,

-        refunds to an entire class of distributors or customers, or

-        other damages, and

-        changes in our method of doing business.

A complaint based on the activities of one distributor, whether or not such activities were authorized by us, could result in an order affecting some or all distributors in a particular state, and an order in one state could influence courts or government agencies in other states. Enforcement proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on our financial condition.

         THE FAILURE OF OUR NETWORK MARKETING ORGANIZATION TO COMPLY WITH FEDERAL AND STATE REGULATION COULD RESULT IN ENFORCEMENT ACTION AND IMPOSITION OF PENALTIES, REQUIRE MODIFICATION OF OUR NETWORK MARKETING SYSTEM AND NEGATIVE PUBLICITY, ANY OF WHICH COULD ADVERSELY AFFECT REVENUES AND OUR FINANCIAL CONDITION.

         Our network marketing organization is subject to federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within the network marketing system is based on sales of products, rather than investment in the company or other non-retail sales related criteria.

         The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of

-        the evolving interpretations of existing laws and regulations and

- the enactment of new laws and regulations pertaining in general to network marketing organizations and product distribution.

         Accordingly there is the risk that our network marketing system could be found to be in noncompliance with applicable laws and regulations, which could then

-        result in enforcement action and imposition of penalties,

-        require modification of our network marketing system,

-        result in negative publicity, or

-        have a negative effect on distributor morale and loyalty.

Any of these consequences could have a material adverse effect on our sales as well as our financial condition.

         THE LEGALITY OF OUR NETWORK MARKETING PROGRAM IS SUBJECT TO CHALLENGE BY OUR DISTRIBUTORS, WHICH COULD RESULT IN SIGNIFICANT DEFENSE COSTS, SETTLEMENT PAYMENTS OR JUDGMENTS, AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR SALES AND FINANCIAL CONDITION.

         We are subject to the risk of challenges to the legality of our network marketing organization by our distributors, both individually and as a class. Generally such challenges would be based on claims that our network marketing program was operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. An illegal pyramid scheme is generally a marketing scheme that promotes "inventory loading" and does not encourage retail sales of the products and services to ultimate consumers. Inventory loading occurs when distributors purchase large quantities of non-returnable inventory to obtain the full amount of compensation available under the network marketing program. In the event of challenges to the legality of our network marketing organization by our distributors, there is no assurance that we will be able to demonstrate that

-        our network marketing policies were enforced and

- the network marketing program and distributors' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

Proceedings resulting from these claims could result in significant defense costs, settlement payments or judgments, and could have a material adverse effect on us.

OUR PRODUCTS ARE SUBJECT TO OBSOLESCENCE AND OUR ABILITY TO INTRODUCE NEW PRODUCTS AND SUCCESSFULLY MARKET OUR PRODUCTS ARE SOME OF THE KEY ELEMENTS FOR OUR ABILITY TO GROW AND REMAIN COMPETITIVE AND PROFITABLE.

         The introduction by us or our competitors of new weight management, nutritional supplement and personal care products offering increased functionality or enhanced results may render existing products obsolete and unmarketable. Therefore, our ability to successfully introduce new products into the market on a timely basis and achieve acceptable levels of sales has and will continue to be a significant factor in our ability to grow and remain competitive and profitable. In addition, the nature and mix of our products are important factors in attracting and maintaining our network of independent distributors, which consequently affects demand for our products. There can be no assurance that

-        our efforts to develop innovative new products will be successful,

-        customers will accept new products or

-        that we will obtain required regulatory approvals of such new products.

In addition, there is no assurance that new products currently experiencing strong popularity and rapid growth, like our AM-300 product, will maintain their sales over time. In the event we are unable to successfully increase the product mix and maintain competitive product replacements or enhancements in a timely manner in response to the introduction of new products, competitive or otherwise, our sales and earnings will be materially and adversely affected.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS ASSOCIATED WITH THE USE AND CONSUMPTION OF OUR WEIGHT MANAGEMENT, DIETARY SUPPLEMENT AND PERSONAL CARE PRODUCTS, WHICH IF EXCEEDING INSURANCE COVERAGE WOULD HAVE A MATERIAL ADVERSE EFFECT ON SALES, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND THE VALUE OF OUR COMMON STOCK.

         We, like other marketers of products that are intended to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We maintain limited product liability insurance with coverage limits of $4 million per occurrence and $5 million aggregate. Although we do not obtain contractual indemnification, our product manufacturers carry product liability insurance which covers our products.

         We have agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by us. Also we have agreed to indemnify Chemins Company, Inc. against claims arising from claims made by our distributors for products manufactured by Chemins and marketed by us. Product liability claims in excess of insurance coverage may result in significant losses which adversely affect product sales, results of our operations, financial condition and the value of our common stock.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO RETAIN KEY PERSONNEL.

         Our growth and future success depends in part on the continued availability of certain key management personnel, including John W. Hail, our founder, Chief Executive Officer and Chairman of the Board, and Roger P. Baresel, our President, Chief Financial Officer and one of our directors. We do not maintain life insurance covering our executive officers.

         Our continued growth and profitability also depends in part on our ability to attract and retain other management personnel. Although historically we have not had any difficulty in attracting and retaining management personnel, there can be no assurance that we will continue to be able to do so in the future.

BECAUSE THE COMPETITION FOR QUALIFIED EMPLOYEES IS INTENSE, WE MAY NOT BE ABLE TO ATTRACT, MOTIVATE AND RETAIN PERSONNEL WITH THE SKILLS AND EXPERIENCE NEEDED TO SUCCESSFULLY MANAGE AND GROW OUR BUSINESS AND OPERATIONS.

         We have experienced substantial growth in sales, operations, personnel and the number of distributors, which has challenged and will continue to challenge our management and operating resources. Continued growth will require us to

- increase our sales and marketing, support, and administrative personnel,

-        increase our distributor training and support capabilities and

-        expand our information management systems.

There is no assurance that we will be able to attract and retain the necessary personnel to accomplish our growth strategies or that we will not experience constraints that will adversely affect our ability to satisfactorily support our distributors. If our management is unable to manage growth effectively, our sales and earnings may be materially adversely affected and the market value of our common stock.

BECAUSE WE DO NOT MANUFACTURE OUR WEIGHT MANAGEMENT, DIETARY SUPPLEMENT AND PERSONAL CARE PRODUCTS, WE ARE DEPENDENT UPON INDEPENDENT THIRD PARTIES FOR THE MANUFACTURE AND SUPPLY OF THESE PRODUCTS.

         Substantially all of our weight management, dietary supplement and personal care products are manufactured by third-party manufacturers pursuant to product formulations developed for us. We do not have any written contracts with any of our suppliers or manufacturers or their commitments to continue to sell products to us. There is no assurance that these third-party manufacturers will continue to reliably supply products to us. In the event any of our third-party manufacturers were to become unable or unwilling to continue to provide the products in required volumes, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we will be able to obtain alternative manufacturing sources on a timely basis. An extended interruption in the supply of our products, especially AM-300 and any other high sales volume product, would result in loss of sale revenues and adversely affect the results of operations, which most likely would adversely affect the value of our common stock.

BECAUSE OF OUR DEPENDENCE UPON CONSUMER PERCEPTIONS, ADVERSE PUBLICITY ASSOCIATED WITH ILLNESS OR OTHER ADVERSE EFFECTS RESULTING FROM THE CONSUMPTION OF OUR PRODUCTS, OR ANY SIMILAR PRODUCTS DISTRIBUTED BY OTHER COMPANIES, COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         There is significant national media attention regarding the consumption of products like our weight management and dietary supplement products. There is no assurance that future scientific research or publicity will be favorable to the weight management and dietary supplement markets or any particular product, or be consistent with or question earlier favorable research or publicity. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products, or any similar products distributed by other companies, could have a material adverse effect on us. Such adverse publicity could arise even if the adverse effects associated with such products result from failure to consume such products as directed. Also, we may not be able to counter the effects of negative publicity concerning the efficacy of our products.

OUR GROWTH STRATEGY INCLUDES THE POSSIBLE ACQUISITION OF INTERESTS IN OTHER BUSINESSES, WHICH MAY RESULT IN FINANCIAL DEMANDS AND THE ACQUIRED BUSINESS INTEREST MAY NOT CONTRIBUTE TO OUR BUSINESS GROWTH, CASH FLOWS AND PROFITABILITY AS EXPECTED .

         Our business plan includes expansion and diversification of our network marketing organization and products through the acquisition of companies engaged in network marketing. In addition to financial demands, these acquisitions may have adverse consequences, including

- the diversion of management's attention to the assimilation of the acquired companies or assets;

- adverse effects on our results of operations, such as the amortization of acquired intangible assets; and

- the possibility that the acquired company or assets will not contribute to our business, cash flows and profitability as expected.

THE MARKET PRICE AND TRADING VOLUME OF OUR COMMON STOCK MAY HAVE EXTREME FLUCTUATIONS.

         Although our common stock is listed on the American Stock Exchange, historically the market for our common stock has been limited and subject to low trading volume. There is no assurance that an active trading market will be maintained for our common stock at all times. Our sales and earnings and, consequently, the market price of our common stock may be subject to significant potential volatility based upon, among other things,

- the adverse effect of non-compliance with applicable governmental regulations;

- the negative effect of changes in or interpretations of regulations that may limit or restrict the sale of certain of our products;

-        the operation of our network marketing organization;

-        the expansion of our operations into new markets;

-        the recruitment and retention of distributors;

- the inability to introduce new products or the introduction of new products by our competitors;

- general conditions in the weight management, dietary supplement, and personal care products industries; and

-        consumer perceptions of our products and operations.

In particular, because our products are ingested by consumers or applied to their bodies, we are highly dependent upon consumers' perception of the safety and quality of our products marketed. As a result, substantial negative publicity concerning one or more of our products, especially the weight management and dietary supplement products, could adversely affect our sales and earnings as well as the market price of our common stock.

         Also, the stock market has from time to time experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices for emerging growth companies stock, which often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock. Volatility in the market price of a company's securities sometimes results in the filing of class action lawsuits seeking compensation for alleged securities law violations. We may become subject to such litigation. Such litigation could result in substantial costs and a diversion of our attention and resources, which could have a material adverse effect on our business and results of operations. Any adverse determination in such litigation also could subject us to significant liabilities.

OUR COMMON STOCK COULD BE DELISTED FROM THE AMERICAN STOCK EXCHANGE WHICH WOULD MAKE THE SALE OF OUR COMMON STOCK MORE DIFFICULT.

         Our common stock is listed on the American Stock Exchange. The continued listing of our common stock on this exchange is subject to certain conditions, generally including our common stock having a certain minimum sale price per share, maintenance of certain minimum levels of assets, stockholders' equity, number of shareholders, and number of outstanding publicly held shares of our common stock. In the event such minimum requirements for inclusion and listing are not met, our common stock will be delisted and will no longer be listed on this exchange. In such event, our common stock would then be traded in the over-the-counter market and may become subject to the "penny stock" trading rules.

         The over-the-counter market is characterized as volatile in that securities traded in such market are subject to substantial and sudden price increases and decreases and at times price (bid and asked) information for such securities may not be available. In addition, when there are only one or two market makers (a dealer holding itself out as ready to buy and sell the securities on a regular basis), there is a risk that the dealer or group of dealers may control the market in the security and set prices that are not based on competitive forces and the bid and asked quotations of securities traded in the over-the-counter market may not be reliable.

OUR COMMON STOCK MAY BECOME SUBJECT TO THE "PENNY STOCK" RULES WHICH WOULD IMPOSE SIGNIFICANT RESTRICTIONS ON THE BROKER-DEALERS AND MAY AFFECT THE RESALE OF OUR COMMON STOCK.

         In the event our common stock is delisted and no longer included on the American Stock Exchange, our common stock may become subject to the "penny stock" rules. A "penny stock" is generally a stock that

-        is not listed on a national securities exchange or Nasdaq,

-        is listed in "pink sheets" or on the NASD OTC Bulletin Board,

-        has a price per share of less than $5.00 and

-        is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

-        determination of the purchaser's investment suitability,

-        delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules.

         In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

WE HAVE POTENTIAL LIABILITY ARISING FROM POSSIBLE RESCISSION RIGHTS OF CERTAIN SHAREHOLDERS.

         In 1990, we established the AMS Distributor Stock Pool under which our independent distributors were permitted to participate on a voluntary basis and make contributions to the pool and, from such contributions, the administrator of the pool purchased on a monthly basis our common stock in the over-the-counter market. All purchase transactions were executed and effected through a registered broker-dealer. During October 1997, we ceased accepting additional contributions to the pool and effecting purchase transactions in our common stock. As of December 31, 1997, the pool held approximately 245,000 shares of common stock. The distributors that participated through contributions to the pool have the right to assert claims seeking recovery of their contributions to the pool, plus statutory interest. However, these claims are subject to applicable state and federal statutes of limitation which may effectively eliminate all or a portion of these claims.

         It is our position that our administration of the pool did not constitute the offer and sale of a security under federal and state securities law. However, there is no assurance that a court would find that our administration of the pool did not constitute the offer and sale of a security under either or both federal and state securities laws. Even if we were successful in defending any securities law claims, the assertion of such claims against us could result in costly litigation and diversion of effort by our management. In addition, the Securities and Exchange Commission and state securities regulators could pursue enforcement action against us and our officers and directors with respect to any violations of the federal securities laws that may have occurred. There is no assurance that

- claims asserting violations of federal and state securities laws will not be asserted by any of the participants in the pool or

- such participants will not prevail against us in the assertion of such claims, compelling us to repurchase from such participants their shares of common stock and pay statutory interest.

Such events could have a material adverse effect on our business and financial condition, which would adversely affect the value of our common stock.

THE EXERCISE OF OUR OUTSTANDING STOCK OPTIONS AND WARRANTS MAY RESULT IN SUBSTANTIAL DILUTION TO OUR SHAREHOLDERS AND MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         As of the date of this prospectus, we have outstanding the following warrants and stock options:

- publicly traded warrants exercisable on or before November 6, 2002 for the purchase of 1,832,211 shares of our common stock at $3.40 per share;

- warrants exercisable on or before November 6, 2002 for the purchase of 130,000 shares of our common stock and 130,000 warrants (each of which is also exercisable for the purchase of one share of common stock at $3.40 on or before November 6, 2002) at an aggregate exercise price of $5.40;

- stock options granted under our stock option plan exercisable for the purchase of 564,846 shares of our common stock at $1.75 to $6.00 per share; and

- other outstanding stock options and warrants exercisable for the purchase of 1,345,318 shares of our common stock at exercise prices of $1.75 to $6.13 per share (with a weighted average exercise price of $2.19 per share) during periods that expire in March 2000 through July 2005.

         During the term of the outstanding warrants and stock options, the holders are given the opportunity to profit from a rise in the market price of our common stock. Exercise of such warrants and stock options may

- dilute the net book value per share of our outstanding common stock at the time of exercise and

- may be dilutive on an earnings per share basis, which may adversely affect the trading price of our common stock. The existence of the warrants and stock options may adversely affect the terms on which we may obtain additional equity financing. Also, the holders are likely to exercise the warrants and stock options at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such stock options and warrants.

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO THE FUTURE SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK.

         Sales or availability for sale of substantial amounts of shares of our common stock in the public market at any time could adversely affect the market price of our common stock and, consequently, our ability to raise additional capital. As of February 29, 2000, we have 4,224,387 shares of our common stock outstanding. Of these outstanding shares, 3,690,929 shares are eligible for sale without regard to volume or other limitations pursuant to Rule 144 promulgated by the U.S. Securities and Exchange Commission under the 1933 Act, except to the extent held by our "affiliate"as that term is defined under Rule 144.

         377,682 shares of our common stock and options and warrants exercisable for the purchase of 674,500 shares of commons stock beneficially owned by our executive officers and directors, as well as those held by two of our shareholders, are subject to certain escrow and lock-in arrangements until November 6, 2000. These arrangements were imposed by the Oklahoma Department of Securities. Under these arrangements, the executive officers, directors and such shareholders are not permitted before November 6, 2000, to sell or otherwise dispose of such shares of our common stock, stock options, warrants and all other securities issuable upon exercise of such option or warrants.

THERE ARE CERTAIN PROVISIONS IN OUR CORPORATE CHARTER AND BYLAWS THAT MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US, WHICH MAY SERVE TO LIMIT THE MARKET VALUE OF OUR COMMON STOCK.

         Our certificate of incorporation and bylaws and the provisions of the Oklahoma General Corporation Act may make it difficult for a third party to acquire us or gain control of us and replace our management. Our certificate of incorporation authorizes the issuance of our preferred stock in classes or series having voting, redemption and conversion rights and other rights as determined by our board of directors. The issuance of such preferred stock may have the effect of preventing a merger, tender offer or other takeover attempt that our board of directors opposes. Our directors are elected for staggered three-year terms, with approximately one-third of our board standing for election each year, which may make it difficult to effect a change of incumbent management and control.

         We are subject to the anti-takeover provisions of the Oklahoma General Corporation Act. Such provisions in some circumstances may discourage a person from making a control share acquisition (generally an acquisition of voting stock having more than 20 percent of all voting power in the election of directors) without shareholder approval.

                                 USE OF PROCEEDS

         If all of the shares of common stock offered pursuant to this offering are issued pursuant to exercise of the 1997-A warrants, redeemable common stock purchase warrants and underwriter warrants, we will receive estimated net proceeds of $7,323,518. Warrant exercise, however, is at the option of the warrant holders. Some or all of the warrant holders may decide not to exercise their warrants. If warrant holders choose not to exercise their warrants, we will not receive proceeds from these holders, and we will therefore receive less than $7,323,518 in net proceeds. Pending the following uses, we will invest the net proceeds in government securities and other short-term, investment-grade, interest-bearing instruments. The proceeds received from the exercise of the warrants will be used entirely by us and will not benefit parties affiliated with us. We anticipate that these estimated net proceeds will be expended for general corporate purposes. These purposes include working capital and general administrative overhead and may include

-        expansion of our U.S. distributor network by

         - enhancing our marketing efforts and improving our marketing material,

         -        increasing the number of our training and motivational events,

         -        hiring additional distributor support personnel,

         - establishing more convenient regional success centers in targeted geographical markets, and

         -        investing in our computerized information management system;

-        expansion and enhancement of our product line by

         -        developing new products,

         -        enhancing the packaging of our existing products, and

         - maintaining higher inventory levels at our regional success centers.

         We will have broad discretion to determine the use of a substantial portion of the proceeds of the offering based upon our determination of the business need. Any allocation will be at the discretion of our board of directors.

         We believe that the net proceeds of the offering, combined with the cash and cash equivalents, will be sufficient to fund our budgeted capital and operating requirements for the next 12 months. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       MANAGEMENT AND SELLING SHAREHOLDERS

         The following table presents certain information as to the beneficial ownership of our common stock as of the date of this prospectus, of

- each person who is known to us to be the beneficial owner of more than 5% of our common stock,

-        each of our directors and executive officers,

-        our executive officers and directors as a group, and

-        each of the selling shareholders.

         The percent owned by each named person of the outstanding shares beneficially owned is based on 4,224,387 outstanding shares on February 29, 2000 and 6,316,598 shares of our common stock outstanding immediately following completion of this offering. The number of shares outstanding following this offering assumes issuance of 2,092,211 shares of common stock pursuant to exercise of the warrants that these shares underlie.

         Furthermore, for purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that such person has the right to acquire within 60 days of February 29, 2000, upon exercise of options and warrants. However, such shares are not included for the purposes of computing the number of shares beneficially owned and percent of outstanding our common stock of any other named person.

         We have been informed that the individuals named in the following table as members of the selling shareholders had a direct or indirect business relationship with Paulson Investment Company, Inc. Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc. served as the underwriters of our public offering that was completed in November 1997.

                                                   SHARES OWNED                          SHARES OWNED
DIRECTORS, OFFICERS AND                       PRIOR TO THE OFFERING                  AFTER THE OFFERING(2)
                                              ----------------------      SHARES     ----------------------
5% OR GREATER SHAREHOLDERS:                    NUMBER        PERCENT    OFFERED(1)    NUMBER        PERCENT
---------------------------                   --------       -------    ----------   ---------      -------
John W. Hail(3)(4)                             609,354          13.6          --       609,354          9.3
Curtis H. Wilson(5)                            258,088           5.8          --       258,088          3.9
Roger P. Baresel(3)(6)                         175,728           4.0          --       175,724          2.7
Harland C. Stonecipher(7)                      180,768           4.3          --       180,768          2.9
R. Terren Dunlap(3)(8)                          37,500             *          --        37,500            *
Jimmy L. Dungan(3)(9)                            9,774             *          --         9,774            *
Executive officers and directors as a group
 (five persons)(10)                          1,013,128          21.8          --     1,013,124         15.0

SELLING SHAREHOLDERS:
Paulson Investment Company, Inc.               131,040           3.0       131,040         --            --
Chester Paulson                                 18,720             *        18,720         --            --
Wayne Hamersly                                  30,000             *        30,000         --            --
Lorraine Maxfield                                9,360             *         9,360         --            --
Scott Hamersly                                   6,400             *         6,400         --            --
Trent Davis                                      4,160             *         4,160         --            --
Glen Davis                                       4,160             *         4,160         --            --
Tracy Parker                                     4,160             *         4,160         --            --
Joseph Charles & Assoc., Inc.                   52,000           1.2        52,000         --            --
------------------------

 *Less than 1%.

(1) There is no assurance that the selling shareholders will sell any or all of these shares.
(2) Assumes that all 1997-A warrants, redeemable common stock purchase warrants, and underwriter's warrants are exercised and that the officers, directors, 5% or greater shareholders and the selling shareholders acquire no additional shares of our common stock prior to completion of this offering and that the shares of our common stock which are not being offered pursuant to this prospectus are not sold by the holder.
(3) A director or an executive officer with a business address of 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293.
(4)      The number of shares and each percentage presented includes
         - 250,000 shares of our common stock that are subject to currently exercisable stock options, 100 shares of our common stock subject to currently exercisable 1997-A warrants and 1,100 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants held by Mr. Hail,
         - 11,728 shares of our common stock and 1,000 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants owned by corporations controlled by Mr. Hail, and
         - 1,640 shares of our common stock and 1,000 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants held by Helen Hail, wife of Mr. Hail, with respect to which Mr. Hail disclaims any beneficial interest.
(5) A former director, with a business address of 3205 Northeast 138th Street, Edmond, Oklahoma 73013. The number of shares and each percentage presented includes 250,000 shares of our common stock that are subject to currently exercisable stock options held by Mr. Wilson and 3,000 shares of our outstanding common stock held by Ruth Wilson, wife of Mr. Wilson, with respect to which Mr. Wilson disclaims any beneficial interest.
(6)      The number of shares consist of and each percentage presented includes

         - 7,500 shares of our outstanding common stock jointly held by Mr. Baresel and his wife, Judith Baresel,
         - 2,000 shares of our common stock subject to currently exercisable 1997-A warrants, 1,000 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants and 12,500 shares of our common stock that are subject to currently exercisable stock options held by Mr. Baresel,
         -        31,528 shares of our outstanding common stock held by Mrs.
                  Baresel,
         - 87,500 shares of our common stock that are subject to currently exercisable stock options, 100 shares of our common stock subject to currently exercisable 1997-A warrants, and 6,100 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants held by Mrs. Baresel, and
         - 12,500 shares of Common Stock that are subject to currently exercisable stock options held by Mrs. Baresel as the custodian for the benefit of the children of Mr. and Mrs. Baresel, with respect to which Mr. Baresel disclaims any beneficial interest.
(7) Mr. Stonecipher is a director with a business address of 321 East Main Street, Ada, Oklahoma 74820, and Chairman of the Board and Chief Executive Officer of Pre-Paid Legal Services, Inc. The number of shares consist of and each percentage presented is based upon 180,768 shares of outstanding Common Stock held by Pre-Paid Legal Services, Inc., which may be deemed to be beneficially owned by Mr. Stonecipher.
(8) The number of shares consist of and each percentage presented is based upon 37,500 shares of common stock that are issuable upon exercise of stock options.
(9)      The shares are held by Pat Dungan, wife of Mr. Dungan.
(10)     The number of shares and each percentage presented includes
         - 2,375 shares of our common stock subject to currently exercisable 1997-A warrants,
         - 10,200 shares of our common stock that are subject to currently exercisable redeemable common stock purchase warrants, and
         - 400,000 shares of our common stock that are issuable upon exercise of other currently exercisable stock options.

                              PLAN OF DISTRIBUTION

ADVANTAGE MARKETING SYSTEMS

         On our behalf, our officers and other employees ("associated person") are offering the 1,832,211 shares of common stock issuable upon exercise of the 1997-A warrants and the redeemable common stock purchase warrants if and when they are exercised by their holders. Holders of these warrants who exercise their warrants while the registration statement of which this prospectus is a part is effective under the Securities Act of 1933 may freely resell the shares of common stock issuable upon exercise, except for holders who are our "affiliates" (generally, executive officers, directors and 10% or greater shareholders) within the meaning of Rule 144 promulgated under the Securities Act. We have not used an underwriter with respect to the exercise of any of these warrants, and we will not pay any fees when these warrants are exercised. All proceeds received upon exercise of these warrants will be used for general corporate purposes.

         Each of our officers and employees qualify as an "associated person not deemed to be a broker" within the meaning of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Under this Rule, an "associated person not deemed to be a broker" is the associated person that

- is not subject to a "statutory disqualification," as defined in Section 3(a)(39) of the Securities Exchange Act, and

- is not compensated in connection with participation in the offering by payment of commissions or other remuneration based either directly or indirectly on sales of our common stock pursuant to exercise of the applicable warrants, and

- is not at the time of participation in the offering an associated person of a broker or dealer, and either

- (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on our behalf otherwise than in connection with the offer and sale of the participation interests, and (ii) has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (iii) the associated person has not participated in selling an offering of securities more than once every 12 months, subject to certain limited participation in the offering of securities through a registered broker or dealer, or

- restricts participation in the offering to (i) preparation of written communications or delivering such communication through the mails or other means that do not involve oral solicitation by the associated person of a potential purchaser (provided, that the content of such communications is approved by one of our officers or directors), (ii) responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser (provided, that the content of such responses is limited to information contained in the registration statement of which this prospectus is a part), or (iii) performing ministerial and clerical work involved in effecting the sale of the participation interests.

As of the date of this prospectus, our officers qualify as an "associated person not deemed to be a broker" within the meaning of Rule 3a4-1.

SELLING SHAREHOLDERS

         We will receive from the selling shareholders the exercise price of the underwriter warrants that are exercisable for the purchase of 260,000 shares of our common stock, if these warrants are exercised in full, but will receive no proceeds from the resale of these shares which may be offered as part of this offering by the selling shareholders. The shares of common stock offered may be sold by the selling shareholders, or by pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer, from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at prices related to the prevailing market prices or negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares from whom the broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or in compliance with the available registration or qualification exemption.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during the period beginning one or five business days prior to commencement of such distribution. In addition and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 102, which provision may limit the timing of purchases and sales of shares of our common stock by the selling shareholder.

         We will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares offered in this offering. These costs and expenses include all registration and filing fees, printing expenses, fees and disbursement of our counsel and accountants and counsel for the holders of the underwriter warrants, any brokerage fees and commissions associated with exercise of the 1997-A warrants and redeemable common stock purchase warrants, fees and disbursements of counsel for the holders of the underwriter warrants, and stock transfer and other taxes attributable to exercise of the warrants that the shares underlie. The selling shareholders will bear all commissions and discounts, if any, associated with the sale of their shares of common stock.

         The holders of the warrants that the shares of common stock underlie and that are offered in this offering are under no obligation to sell all or any of the shares. The selling shareholders are not restricted as to the prices at which they may sell their shares of common stock and sales of these shares at less than market price may depress the market price of the common stock.

                    LIABILITY LIMITATIONS AND INDEMNIFICATION
                  OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

         As permitted by the provisions of the Oklahoma General Corporation Act, our certificate of incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions and applicable laws do not eliminate the liability of one of our directors for

-        a breach of the director's duty of loyalty to us or our shareholders,

- acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

- liability arising under the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares of our common stock in violation of the Oklahoma General Corporation Act,

- any transaction from which the director derived an improper personal benefit,

-        violations of federal securities laws, or

- limit our rights or those of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief; however, such remedies may not be effective in all cases.

         Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.

         Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under our certificate, our bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

         We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities. Such insurance protection covers claims and any related defense costs of up to $3 million based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer.

                                 LEGAL MATTERS

         Certain legal matters related to this offering will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

         The consolidated balance sheets of Advantage Marketing Systems, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of income, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE TO FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-3 (No. 333-    ) of
which this prospectus is a part, under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, Washington, D.C. As permitted by the rules and regulations, this prospectus does not contain all of the information set forth in the registration statement, including the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete. In each instance, if the contract or document was filed or incorporated by reference as an exhibit to the registration statement, reference is made to the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Accordingly, each such reference made to the contract or other document is qualified in all respects by such reference. The registration statement (including the exhibits thereto) may be inspected without charge at the following locations of the Securities and Exchange Commission

                              Public Relations Room
                                 Judiciary Plaza
                             450 Fifth Street, N.W.
                           Washington, D.C. 20549-1004

                            New York Regional Office
                        7 World Trade Center, 13th Floor
                            New York, New York 10048

                             Chicago Regional Office
                       500 West Madison Street, Suite 1400
                            Chicago, Illinois 60661.

Copies of the registration statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. You may obtain additional information regarding operation of the reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. We will provide without charge to each person who receives this prospectus, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Advantage Marketing Systems, Inc. at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, telephone: (405) 842-0131.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, we file reports and other information with the Commission (File No. 001-13343), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

         We have recently filed the following documents with the Securities and Exchange Commission under the Exchange Act, each of which is incorporated by reference in this prospectus:

- our definitive proxy statement for the annual meeting of shareholders held on July 16, 1999;

-        our Annual Report on Form 10-KSB for the year ended December 31, 1998;

-        our Quarterly Report on Form 10-QSB for the fiscal quarter ended
         March 31, 1999;

-        our Quarterly Report on Form 10-QSB for the fiscal quarter ended
         June 30, 1999;

- our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1999; and

- the description of our common stock, 1997-A warrants, and redeemable common stock purchase warrants on Form 8-A.

In addition, all reports and other documents filed with the Securities and Exchange Commission under the Exchange Act prior to termination of this offering are incorporated by reference into this prospectus.

         We distribute to the holders of our securities annual reports containing consolidated financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information. Such requests should be directed to

Advantage Marketing Systems, Inc. at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, telephone: (405) 842-0131.

          CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION

         We have included some forward-looking statements in this section and other places in the prospectus regarding our expectations after completion of this offering. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

-        discuss our future expectations;

- contain projections of our future operating results or of our future financial condition; or

-        state other "forward-looking" information.

         We believe it is important to communicate our expectations to you, but events may occur in the future over which we have no control and which we are not accurately able to predict.

                          INDEX TO FINANCIAL STATEMENTS
               ADVANTAGE MARKETING SYSTEMS, INC. AND SUBSIDIARIES

                                                                           PAGE
                                                                           ----
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

     Condensed Consolidated Balance Sheets as of September 30, 1999
         and December 31, 1998 (Unaudited) .................................F-2

     Condensed Consolidated Statements of Income for the Nine Months
         Ended September 30, 1999 and 1998 (Unaudited) .....................F-3

     Condensed Consolidated Statements of Cash Flows for the Nine
         Months Ended September 30, 1999 and 1998 (Unaudited) ..............F-4

     Notes to Condensed Consolidated Financial Statements for the
         Nine Months Ended September 30, 1999 and 1998 (Unaudited) .........F-6

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

     Independent Auditors' Report .........................................F-12

     Consolidated Balance Sheets, December 31, 1998 and 1997 ..............F-13

     Consolidated Statements of Income , Years Ended December 31, 1998,
         1997 and 1996 ....................................................F-14

     Consolidated Statements of Stockholders' Equity (Deficiency),
         Years Ended December 31, 1998, 1997 and 1996 .....................F-15

     Consolidated Statements of Cash Flows, Years Ended
         December 31, 1998, 1997 and 1996 .................................F-16

     Notes to Consolidated Financial Statements, Years Ended
         December 31, 1998, 1997 and 1996 .................................F-17

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES
                                ----------------
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1998
                                   (UNAUDITED)

                                                                                    SEPTEMBER 30,      DECEMBER 31,
                                     ASSETS                                             1999               1998
                                     ------                                          -----------       -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................................   $ 2,448,665        $5,289,217
  Marketable securities, held to maturity.........................................       961,378                --
  Receivables - net of allowance of $83,713 and $25,800, respectively.............       370,875           263,503
  Receivable from affiliate.......................................................       298,004           293,936
  Inventory.......................................................................       629,126         1,009,998
  Deferred income taxes...........................................................            --            93,496
  Other assets....................................................................       214,667           100,345
                                                                                     -----------        ----------
       Total current assets.......................................................     4,922,715         7,050,495
MARKETABLE SECURITIES, Available for sale, at fair value..........................     1,955,807                --
MARKETABLE SECURITIES, Held to maturity...........................................     1,040,312                --
RECEIVABLES.......................................................................       107,774           129,440
PROPERTY AND EQUIPMENT, Net.......................................................     1,614,380         1,090,280
GOODWILL, Net.....................................................................     1,645,553         1,725,734
COVENANTS NOT TO COMPETE, Net.....................................................       455,555           511,685
DEFERRED INCOME TAXES.............................................................        13,340            95,277
OTHER ASSETS......................................................................        72,135           114,572
                                                                                     -----------       -----------
TOTAL.............................................................................   $11,827,571       $10,717,483
                                                                                     ===========       ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
CURRENT LIABILITIES:
  Accounts payable................................................................   $   172,837       $    60,172
  Accrued commissions and bonuses.................................................       395,487           156,174
  Accrued other expenses..........................................................       504,435           277,651
  Accrued sales tax liability.....................................................       354,141           616,735
  Notes payable...................................................................            --            29,476
  Capital lease obligations.......................................................        64,091            87,105
                                                                                     -----------       -----------
       Total current liabilities..................................................     1,490,991         1,227,313
LONG-TERM LIABILITIES:
  Notes payable...................................................................            --            94,311
  Capital lease obligations.......................................................       124,552           173,247
                                                                                     -----------       -----------
       Total liabilities..........................................................     1,615,543         1,494,871
                                                                                     -----------       -----------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
  Preferred stock - $.0001 par value; authorized 5,000,000 shares; none issued....            --                --
  Common stock - $.0001 par value; authorized 495,000,000 shares;
   issued 4,277,584 and 4,275,514 shares, respectively..............................         428               428
  Paid-in capital.................................................................    10,232,706        10,180,106
  Notes receivable for exercise of options........................................       (63,960)          (63,960)
  Retained earnings (accumulated deficit).........................................       453,969          (516,091)
  Accumulated other comprehensive loss, net of tax................................       (33,244)               --
                                                                                     -----------       -----------
       Total capital and retained earnings (accumulated deficit)..................    10,589,899         9,600,483
  Less cost of treasury stock (134,500 shares, common)............................      (377,871)         (377,871)
                                                                                     -----------       -----------
       Total stockholders' equity.................................................    10,212,028         9,222,612
                                                                                     -----------       -----------
TOTAL.............................................................................   $11,827,571       $10,717,483
                                                                                     ===========       ===========

           SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                        ------------------------------
                                                                                            1999               1998
                                                                                        -----------         ----------
Net sales                                                                               $16,150,491         $9,500,936

Cost of sales                                                                            11,150,024          6,263,775
                                                                                        -----------         ----------
  Gross profit                                                                            5,000,467          3,237,161

Marketing, distribution and administrative expenses                                       3,725,489          2,671,332
                                                                                        -----------         ----------
  Income from operations                                                                  1,274,978            565,829

Other income (expense):

Interest and dividends, net                                                                 228,765            213,509

Other income (expense)                                                                          --              39,482

Settlement of additional tax liability (Note 6)                                                 --            (421,623)
                                                                                        -----------         ----------
  Total other income (expense)                                                              228,765           (168,632)
                                                                                        -----------         ----------
INCOME (LOSS) BEFORE TAXES                                                                1,503,743            397,197

TAX EXPENSE (BENEFIT)                                                                       533,683            150,776
                                                                                        -----------         ----------
NET INCOME (LOSS)                                                                       $   970,060         $  246,421
                                                                                        ===========         ==========
Net income (loss) per common share                                                      $       .23         $      .06
                                                                                        ===========         ==========
Net income (loss) per common share - assuming  dilution                                 $       .21         $      .05
                                                                                        ===========         ==========
Weighted average common shares outstanding                                                4,141,651          4,201,954
                                                                                        ===========         ==========
Weighted average common shares outstanding - assuming dilution                            4,708,759          4,538,783
                                                                                        ===========         ==========

           SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

                                                                                        SEPTEMBER 30,      SEPTEMBER 30,
                                                                                            1999               1998
                                                                                         ----------         ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...........................................................................    $ 970,060         $  246,421
 Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Depreciation and amortization.......................................................      397,828            267,703
  Deferred taxes......................................................................      195,773            148,580
  Gain on sale of other assets........................................................           --            (35,920)
  Provision for bad debts.............................................................       47,109                 --
  Non cash compensation...............................................................       52,600                 --
  Changes in assets and liabilities which provided (used) cash:
    Receivables and commission advances...............................................     (132,815)           (66,528)
    Inventory.........................................................................      380,872            (24,201)
    Other assets......................................................................      (80,982)                --
    Accounts payable and accrued expenses.............................................      316,168            693,781
                                                                                         ----------         ----------
       Net cash provided by operating activities......................................    2,146,613          1,229,836
                                                                                         ----------         ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment..................................................     (776,520)          (365,334)
 Purchase of ToppMed Assets                                                                      --           (192,000)
 Purchases of marketable securities, available for sale...............................   (2,009,391)                --
 Purchases of marketable securities, held to maturity.................................   (2,001,690)                --
 Advances to affiliate................................................................      (40,000)          (293,936)
 Repayment of receivable from affiliate...............................................       35,932             54,780
 Purchase of other assets.............................................................           --            (83,565)
                                                                                         ----------         ----------
       Net cash used in investing activities..........................................   (4,791,669)          (880,055)
                                                                                         ----------         ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable..........................................................           --             62,727
 Purchase of treasury stock...........................................................           --           (306,993)
 Payment of deferred offering costs...................................................           --           (112,610)
 Principal payment on notes payable...................................................     (123,787)           (40,821)
 Principal payment on capital lease obligations.......................................      (71,709)          (146,938)
                                                                                         ----------         ----------
       Net cash used in financing activities..........................................     (195,496)          (544,635)
                                                                                         ----------         ----------
NET DECREASE IN CASH..................................................................   (2,840,552)          (194,854)
CASH AND CASH EQUIVALENTS, BEGINNING..................................................    5,289,217          5,775,276
                                                                                         ----------         ----------
CASH AND CASH EQUIVALENTS, ENDING.....................................................   $2,448,665         $5,580,422
                                                                                         ==========         ==========
                                                                                                           (Continued)

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

                                                                                        SEPTEMBER 30,      SEPTEMBER 30,
                                                                                            1999               1998
                                                                                         ----------         ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest                                                 $   14,069         $   27,186
Cash paid during the period for income taxes                                                 10,160               --
Noncash financing and investing activities:
 Property and equipment acquired by capital lease                                              --                4,389

Acquisition of ToppMed, Inc.:
 Fair  value of assets acquired                                                          $     --           $     --
 Fair value of covenant not to compete                                                         --              (64,000)
 Purchase price in excess of tangible assets acquired and covenant not to compete              --             (128,000)
                                                                                         ----------         ----------
 Cash paid to purchase ToppMed, Inc.                                                           --           $ (192,000)
                                                                                         ==========         ==========
                                                                                                           (Concluded)

           SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

1.       UNAUDITED INTERIM FINANCIAL STATEMENTS

         The unaudited condensed financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying condensed financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto, for the year ended December 31, 1998.

         The information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented. Operating results of the interim period are not necessarily indicative of the amounts that will be reported for the year ending December 31, 1999.

2.       MARKETABLE SECURITIES

         During the third quarter 1999, management invested in marketable securities using cash and cash equivalents. Such investments include US government securities, corporate bonds, preferred stock and mutual funds. Marketable securities held at September 30, 1999 consist of the following:

                                                                     COST              GAINS         LOSSES            FAIR VALUE
                                                                   ----------         -------       --------           ----------
         HELD TO MATURITY:
           Federal Home Loan Notes                                 $  961,378          $4,437        $   --            $  965,815
           Federal Home Loan Bonds                                  1,040,313            --           (9,188)           1,031,125
                                                                   ----------          ------        -------           ----------
             Total                                                 $2,001,691          $4,437        $(9,188)          $1,996,940
                                                                   ==========          ======        =======           ==========

                                                                   FAIR VALUE
                                                                   ----------
        AVAILABLE FOR SALE:
          Money Market Funds                                       $  569,974
          Mutual Funds                                                966,315
          US Corporate Preferred Stocks                               123,973
          International Corporate Bonds                                35,511
          US Corporate Bonds                                          260,034
                                                                   ----------
             Total                                                 $1,955,807
                                                                   ==========

         Investments in marketable debt and equity securities are identified as held to maturity and available for sale based on management considerations of asset/liability strategy, changes in interest rates, prepayment risk and other factors. Under certain circumstances (including the deterioration of the issuer's creditworthiness, a change in tax law, or statutory or regulatory requirements), the Company may change the marketable security classification. Marketable securities classified as available for sale are accounted for at fair value with unrealized gains or losses, net of taxes, excluded from earnings and reported as a separate component of shareholder's equity. Held to maturity securities are accounted for at amortized cost.

         The Company has the intent and ability to hold to maturity its investment in marketable securities classified as held to maturity. Gain or loss on sale of marketable securities is based upon the specific identification method. The unrealized loss of $53,584 on available for sale securities is included with net income in total comprehensive income, net of tax of $20,340. Total comprehensive income for the nine months ended September 30, 1999 was $936,816.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

3.       EARNINGS PER SHARE

         EARNINGS PER SHARE - Earnings per common share is computed based upon net income divided by the weighted average number of common shares outstanding during each period. Earnings per common share - assuming dilution is computed based upon net income divided by the weighted average number of common shares outstanding during each period adjusted for the effect of potentially dilutive common shares calculated using the treasury stock method. The following is a reconciliation of the common shares used in the calculations of earnings per common share and earnings per common share - assuming dilution:

                                                                        INCOME           SHARES         PER SHARE
                                                                     (NUMERATOR)      (DENOMINATOR)      AMOUNT
         Weighted average common shares outstanding:
         For the nine months ended September 30, 1999:
          Earnings per common share:
            Income available to common stockholders ................    $970,060        4,141,651         $ .23
                                                                                                          -----
          Earnings per common share - assuming dilution:
           Options .................................................         --           567,108
                                                                        --------        ---------
            Income available to common stockholders plus assumed
             conversions ...........................................    $970,060        4,708,759         $ .21
                                                                        --------        ---------         -----
         For the nine months ended September 30, 1998:
          Earnings per common share:
            Income available to common stockholders ................    $246,421        4,201,954         $ .06
                                                                                                          -----
          Earnings per common share - assuming dilution:
           Options .................................................         --           336,829
                                                                        --------        ---------
            Income available to common stockholders plus assumed
             conversions ...........................................    $246,421        4,538,783          $.05
                                                                        --------        ---------          ----

         Options to purchase 152,387 shares of common stock ranging from $3.60 to $3.75 per share and 154,750 shares of common stock ranging from $3.00 to $6.00 were outstanding at September 30, 1999 and 1998, respectively, but were not included in the computation of earnings per common share - assuming dilution for the nine months ended because the options' exercise prices were greater than the average market price of the common shares.

         Warrants to purchase 2,092,211 shares ranging from $3.40 to $5.40 were outstanding at September 30, 1999 and 1998 but were not included in the computation of earnings per common share - assuming dilution for the nine months ended because the warrants' exercise prices were greater than the average market price of the common shares.

4.       STOCKHOLDERS' EQUITY

         COMMON STOCK - On March 4, 1998, the Company announced it's intent to repurchase up to $1 million of the Company's Common Stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of December 31, 1998, the Company had repurchased 134,500 shares of the Common Stock at a total cost of $377,871. The Company has ceased making repurchases and the last repurchase was made December 31, 1998.

         The Company's policy is to retain earnings to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

         future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

         COMMON STOCK OPTIONS AND OTHER WARRANTS - The following table summarizes the Company's stock option and other warrant activity for the nine months ended September 30, 1999:

                                                             NINE              WEIGHTED-
                                                         MONTHS ENDED           AVERAGE
                                                         SEPTEMBER 30,          EXERCISE
                                                             1999                PRICE
                                                         -------------        -----------

               Options and other warrants
                outstanding, beginning of
                period ................................    1,543,322              $2.09

               Options and other warrants
                 issued during the period .............      196,098               2.57

               Options and other warrants
                 exercised during the period ..........       (5,358)              2.80

               Options and other warrants
                 canceled during the period ...........       (4,000)              2.70
                                                           ---------
               Options and other warrants
                 outstanding, end of period ...........    1,730,062              $2.14
                                                           =========

         COMMON STOCK WARRANTS - The following table summarizes the Company's common stock warrants and their activity for the nine months ended September 30, 1999:

                                                                           WARRANTS
                                                                           ISSUED AND      EXERCISE
                                                                          OUTSTANDING       PRICE           EXERCISE PERIOD
                                                                          -----------      --------      --------------------
           September 30, 1999:
                1997-A  Warrants                                              337,211         $3.40       01/31/97 - 11/06/02
                                                                            =========
                Redeemable Common Stock Purchase Warrants                   1,495,000         $3.40       11/06/97 - 11/06/02
                                                                            =========
                Underwriters' Warrants                                        130,000         $5.40       11/12/98 - 11/12/02
                                                                            =========

         Each warrant entitles the holder to purchase one share of common stock. As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002, to correspond more closely to the terms of the Redeemable Common Stock Purchase Warrants.

         As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40.

         There was no expense recognized in the Company's financial statements relating to either of the warrant exercise price reductions as the changes only affected allocations of additional paid-in capital because the Redeemable Common Stock Purchase Warrants and the 1997-A Warrants were issued in conjunction with equity offerings of the Company. The reduced exercise prices exceeded the market value of the Company's common stock on the date of the reduction.

         The Redeemable Common Stock Purchase Warrants are subject to redemption by the Company at $0.25 per warrant. All of the outstanding Redeemable Common Stock Purchase Warrants must be redeemed if any are redeemed. The Company may redeem the 1997-A Warrants for $0.0001 per warrant. Any redemption of

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

         unexercised 1997-A Warrants would be for all such outstanding warrants. The Underwriters' Warrants were issued in connection with the sale of common stock and Redeemable Warrants in November 1997 and were in addition to other fees paid to the underwriters. The Underwriters' Warrants entitle the holder to purchase one unit consisting of one share of the Company's common stock and one Redeemable Common Stock Purchase Warrant.

5.       STOCK OPTION PLAN

         During 1995, the Company approved the 1995 Stock Option Plan (the "Plan"). Under this Plan, options available for grant can consist of
         (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and
         (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company's common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors, and consultants. Nonemployee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options may be exercised within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying stock option or incentive stock option originally granted and can only be exercised in tandem with the stock option. No stock appreciation rights are attached to any options outstanding. During the nine months ended September 30, 1999 and 1998, the Company issued 96,098 and 59,750 options, respectively, under the Plan. At September 30, 1999 and 1998, the Company had 1,730,062 and 1,435,777,
         respectively, stock options outstanding of which only 533,687 and 220,044, respectively, were issued pursuant to the plan.

6.       ADDITIONAL TAX LIABILITY

         During 1998, in an effort to facilitate the growth of its distributor network, the Company voluntarily began contacting all of the state sales and use tax authorities to enter into agreements with them whereby the Company would assume the responsibility for collecting and remitting sales and use taxes on behalf of its independent distributors. Certain states had requirements which resulted in an additional tax liability for the Company as a condition of entering into the agreement. The liability had an adverse impact on the Company's earnings, net of the related tax effect, of $256,300 or $.06 per share. Management believes the liability was a one time nonrecurring charge and will have no further adverse impact on the Company's future results of operations because the ongoing collection and remittance of sales and use tax represents neither additional income nor expense to the Company but instead is a pass through item with no income statement effect.

7.       RELATED PARTIES

         During the nine months ended September 30, 1999 and 1998, the Company received $5,113 and $5,165, respectively, from Pre-Paid Legal Services, Inc., a shareholder, for commissions on sales of memberships for the services provided by Pre-Paid Legal Services, Inc.

         During 1995, John W. Hail, an affiliate, entered into lease agreements covering telephone equipment and related software and requiring monthly rental payments. Such equipment and software are utilized exclusively by the Company. During the nine months ended September 30, 1998, the Company made aggregate monthly payments pursuant to such lease agreements of $14,570. As of December 31, 1998 the leases had been paid in full.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

         On October 8, 1998, John W. Hail voluntarily surrendered an option to purchase 100,000 shares of the Company's common stock for $2.70 per share with an expiration date of May 20, 2007 in exchange for an option having the same terms other than an exercise price of $1.75 per share of common stock, which was equal to the fair value of the common stock on the date of exchange. These options became exercisable on April 8, 1999.

         During the nine months ended September 30, 1999 and 1998, the Company paid Curtis H. Wilson, Sr., sales commissions of $86,826 and $38,537, respectively. These commissions were based upon purchases by Mr. Wilson and his downline distributors in accordance with the Company's network marketing program in effect at the time of the sales.

         During the first quarter of 1998, the Company agreed to loan John W. Hail, an affiliate, up to $250,000. Subsequently, the Company agreed to loan up to an additional $75,000. The loans are secured, bear interest at 8% per annum, and were due on March 31, 1999. The loans were extended until March 31, 2000. As of September 30, 1999, the balance due on these loans was $298,004 plus accrued interest. The loans and extension were unanimously approved by the Company's board of directors.

8.       COMMITMENTS AND CONTINGENCIES

         RECENT REGULATORY DEVELOPMENTS - A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented 65.9% and 45.3% of net sales for the nine months ended September 30, 1999 and 1998, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for the Company's product). On June 4, 1997, the FDA proposed regulations which will, if adopted as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. The proposed regulations were subject to comment until December 2, 1997. The proposed regulations will become effective 180 days following their issuance as final regulations. Several trade organizations in the dietary supplement industry have commented on the proposed regulations, requesting substantial modifications. It is probable that the FDA will make material changes to the proposed regulations prior to adoption. Relatedly, the United States General Accounting Office recently issued a report dated July 2, 1999 to a committee of the U.S. House of Representatives that casts substantial doubt on certain provisions of the proposed regulations. The Company does not know the effect such report will have on the proposed regulations. There is a risk that AM-300 may become subject to further federal, state, local or foreign laws or regulations. These regulations could require the Company to (i) withdraw or reformulate its AM-300 product with reduced ephedrine levels or with a substitute for ephedra or ephedrine, (ii) relabel its product with different warnings or revised directions for use, or (iii) not make certain statements, possibly including weight loss claims, with respect to any product containing ephedra or ephedrine. Even in the absence of further laws or regulation, the Company may elect to reformulate or relabel its AM-300 product containing ephedra or ephedrine. While the Company believes that its AM-300 product could be reformulated and relabeled, there is no assurance that such reformulation and relabeling will not adversely affect sales. Consequently, management is unable at the present time to predict the ultimate resolution of these issues, nor their ultimate impact on the Company's results of operation or financial position.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

         PRODUCT LIABILITY - The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Historically, the Company has relied upon its manufacturer's product liability insurance for coverage. The Company obtained product liability insurance coverage in its own name in 1997. The limits of this coverage are $4,000,000 per occurrence and $5,000,000 aggregate. The Company generally does not obtain contractual indemnification from parties manufacturing its products. However, all of the manufacturers of the Company's products carry product liability insurance which covers the Company's products. The Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company and the Company has agreed to indemnify Chemins against claims arising from claims made by the Company's distributors for products manufactured by Chemins and marketed by the Company. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company.

                                   * * * * * *

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Advantage Marketing Systems, Inc. and Subsidiaries
Oklahoma City, Oklahoma

We have audited the accompanying consolidated balance sheets of Advantage Marketing Systems, Inc. and subsidiaries (the "Company") as of December 31, 1998, and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
March 19, 1999

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

  ASSETS                                                                              1998              1997
  ------                                                                          ------------      ------------
CURRENT ASSETS:
  Cash and cash equivalents ..................................................    $  5,289,217      $  5,775,276
  Receivables - net of allowance of $36,604 and $25,800, respectively ........         263,503           184,915
  Receivable from affiliate ..................................................         293,936            14,124
  Commission advances ........................................................            --              59,268
  Inventory ..................................................................       1,009,998           812,125
  Deferred income taxes ......................................................          93,496            85,224
  Other assets ...............................................................         100,345            68,432
                                                                                  ------------      ------------
    Total current assets .....................................................       7,050,495         6,999,364
RECEIVABLES ..................................................................         129,440            15,079
RECEIVABLE FROM AFFILIATE ....................................................            --              40,656
PROPERTY AND EQUIPMENT, Net ..................................................       1,090,280           695,896
GOODWILL, Net ................................................................       1,725,734         1,700,909
COVENANTS NOT TO COMPETE, Net ................................................         511,685           518,791
DEFERRED INCOME TAXES ........................................................          95,277           354,693
OTHER ASSETS .................................................................         114,572            10,918
                                                                                  ------------      ------------
TOTAL ........................................................................    $ 10,717,483      $ 10,336,306
                                                                                  ============      ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
CURRENT LIABILITIES:
  Accounts payable ...........................................................    $     60,172      $    202,220
  Accrued commissions and bonuses ............................................         156,174           325,077
  Accrued other expenses .....................................................         277,651           183,921
  Accrued sales tax liability ................................................         616,735              --
  Notes payable ..............................................................          29,476            26,304
  Capital lease obligations ..................................................          87,105           118,801
                                                                                  ------------      ------------
    Total current liabilities ................................................       1,227,313           856,323
LONG-TERM LIABILITIES:
  Notes payable ..............................................................          94,311            82,440
  Capital lease obligations ..................................................         173,247           221,148
                                                                                  ------------      ------------
    Total liabilities ........................................................       1,494,871         1,159,911
                                                                                  ------------      ------------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY:
  Preferred stock - $.0001 par value; authorized 5,000,000 shares; none issued            --                --
  Common stock - $.0001 par value; authorized 495,000,000 shares; issued
   4,275,514 and 4,249,383 shares; outstanding 4,141,014 and 4,249,383
   shares, respectively ......................................................             428               425
  Paid-in capital ............................................................      10,180,106        10,180,109
  Notes receivable for exercise of options ...................................         (63,960)          (74,000)
  Accumulated deficit ........................................................        (516,091)         (930,139)
                                                                                  ------------      ------------
    Total capital and accumulated deficit ....................................       9,600,483         9,176,395
  Less cost of treasury stock (134,500 shares, common) .......................        (377,871)             --
                                                                                  ------------      ------------
    Total stockholders' equity ...............................................       9,222,612         9,176,395
                                                                                  ------------      ------------
TOTAL ........................................................................    $ 10,717,483      $ 10,336,306
                                                                                  ============      ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                       1998             1997             1996
                                                                   ------------     ------------     ------------
Net sales ....................................................     $ 13,287,824     $ 10,192,227     $  6,155,073
Cost of sales ................................................        8,999,229        7,271,660        4,265,905
                                                                   ------------     ------------     ------------
  Gross profit ...............................................        4,288,595        2,920,567        1,889,168
Marketing, distribution and administrative expenses ..........        3,548,772        2,792,879        1,561,753
                                                                   ------------     ------------     ------------
  Income from operations .....................................          739,823          127,688          327,415
Other income (expense):
Interest, net ................................................          309,908           34,017          (10,538)
Other income .................................................           39,280           28,017            8,667
Settlement of additional tax liability (Note12) ..............         (421,623)            --               --
                                                                   ------------     ------------     ------------
  Total other income (expense) ...............................          (72,435)          62,034           (1,871)
                                                                   ------------     ------------     ------------
INCOME BEFORE TAXES ..........................................          667,388          189,722          325,544
TAX EXPENSE (BENEFIT) ........................................          253,340           59,696         (499,613)
                                                                   ------------     ------------     ------------
NET INCOME ...................................................     $    414,048     $    130,026     $    825,157
                                                                   ============     ============     ============
Net income per common share ..................................     $        .10     $        .05     $        .39
                                                                   ============     ============     ============
Net income per common share - assuming  dilution .............     $        .09     $        .04     $        .26
                                                                   ============     ============     ============
Weighted average common shares outstanding ...................        4,191,760        2,751,771        2,135,097
                                                                   ============     ============     ============
Weighted average common shares outstanding - assuming dilution        4,503,411        3,762,642        3,203,485
                                                                   ============     ============     ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                      NOTES
                                                                     RECEIVABLE                                TOTAL
                                   SHARES      COMMON    PAID-IN   FOR EXERCISE  ACCUMULATED    TREASURY    STOCKHOLDERS'
                                (SEE NOTE 4)   STOCK     CAPITAL     OF OPTIONS     DEFICIT      STOCK         EQUITY
                                ------------   -----     -------     ----------      -------     -----         ------
BALANCE,
 JANUARY 1, 1996 .............    2,137,012    $212   $ 1,859,882     $   --       $(1,885,322) $    --      $   (25,228)
Issuance of stock for Miracle
  Mountain International, Inc.
  acquisition ................       20,000       2       119,998         --             --          --          120,000
Warrants exercised ...........          250     --          1,500         --             --          --            1,500
Net income ...................         --       --            --          --           825,157       --          825,157
                                 ----------    ----   -----------    --------      -----------  ---------    -----------

BALANCE,
  DECEMBER 31, 1996 ..........    2,157,262     214     1,981,380         --        (1,060,165)      --          921,429
Issuance of stock for
  Chambre' acquisition .......       14,000       1        83,999         --               --        --           84,000
Warrants and rights offering,
  net ........................      337,211      34     1,831,247         --               --        --        1,831,281
Issuance of stock for
  SNSI acquisition ...........      125,984      13       799,987         --               --        --          800,000
Options exercised for cash ...       46,945       4        79,996         --               --        --           80,000
Options exercised by tendering
  mature shares, net .........       26,731       4            (4)        --               --        --              --
Options exercised by issuance
  of note ....................       46,250       5        73,995     (74,000)             --        --              --
Common stock offering, net ...    1,495,000     150     5,329,509         --               --        --        5,329,659
Net income ...................         --       --            --          --           130,026       --          130,026
                                 ----------    ----   -----------    --------      -----------  ---------    -----------

BALANCE,
  DECEMBER 31, 1997 ..........    4,249,383     425    10,180,109     (74,000)        (930,139)      --        9,176,395
Payments on notes receivable .         --       --            --       10,040              --        --           10,040
Options exercised by tendering
  mature shares, net .........       26,131       3            (3)        --               --        --              --
Purchases of treasury stock,
at cost ......................     (134,500)    --            --          --               --    (377,871)      (377,871)
Net income ...................         --       --            --          --           414,048        --         414,048
                                 ----------    ----   -----------    --------      -----------  ---------    -----------

BALANCE,
  DECEMBER 31, 1998 ..........    4,141,014    $428   $10,180,106    $(63,960)     $  (516,091) $(377,871)   $ 9,222,612
                                 ==========    ====   ===========    ========      ===========  =========    ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                   1998                1997               1996
                                                                                  ------              ------              ----
CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income                                                                    $ 414,048           $ 130,026            $825,157
 Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation and amortization                                                  387,160             251,443              65,993
  Deferred taxes                                                                 251,144              59,696            (499,613)
  Provision for bad debts                                                         10,804                  --               4,319
  Write-off of deferred offering costs                                                --                  --              15,000
  Gain on sale of assets                                                         (35,329)            (18,671)             (1,572)
  Changes in assets and liabilities which provided (used) cash:
    Receivables and commission advances                                         (144,485)           (167,192)            (80,139)
    Inventory                                                                   (197,873)           (722,806)           (119,324)
    Other assets                                                                 (23,179)            269,946                  --
    Accounts payable and accrued expenses                                        579,964              78,971             216,600
                                                                              ----------           ---------           ---------
     Net cash provided by (used in) operating activities                       1,242,254            (118,587)            426,421
                                                                              ----------           ---------           ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                            (547,592)           (312,709)            (66,675)
 Receivable from affiliate                                                      (293,936)                 --             (22,000)
 Proceeds from sale of assets                                                    125,340              40,196               1,700
 Repayment of receivable from affiliate                                           54,780              13,042               6,141
 Purchase of Miracle Mountain International, Inc.                                     --                  --             (56,103)
 Purchase of Chambre International, Inc..                                             --             (51,340)                 --
 Purchase of assets pursuant to SNSI Asset Purchase                                   --          (1,274,441)                 --
 Purchase of ToppMed, Inc. Assets                                               (192,000)                 --                  --
 Purchase of other assets                                                       (142,875)           (106,803)                 --
                                                                              ----------           ---------           ---------
    Net cash used in investing activities                                       (996,283)         (1,692,055)           (136,937)
                                                                              ----------           ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock                                               --           8,284,357               1,500
 Proceeds from notes payable                                                      62,727             114,259                  --
 Purchases of treasury stock                                                    (377,871)                 --                  --
 Payment of deferred offering costs                                             (180,450)           (862,967)           (125,400)
 Repayments of notes receivable for exercise of stock options                     10,040                  --                  --
 Payment on notes payable - stockholders                                              --                  --             (81,929)
 Payment on notes payable                                                        (47,684)            (34,010)             (8,445)
 Principal payment on capital lease obligations                                 (198,792)            (85,290)            (17,728)
                                                                              ----------           ---------           ---------
    Net cash (used in) provided by financing activities                         (732,030)          7,416,349            (232,002)
                                                                              ----------           ---------           ---------

NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS
                                                                                (486,059)          5,605,707              57,482
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                   5,775,276             169,569             112,087
                                                                              ----------           ---------           ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                                        $5,289,217          $5,775,276            $169,569
                                                                              ==========          ==========            ========



                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Advantage Marketing Systems, Inc. and its wholly owned subsidiaries, Miracle Mountain International, Inc. and Chambre' International, Inc. (the "Company"). All significant intercompany accounts have been eliminated.

         NATURE OF BUSINESS - The Company markets a product line of consumer oriented products in the weight management, dietary supplement and personal care categories that are produced by various manufacturers. The Company sells its product line through a network of full and part-time independent distributors developed by the Company.

         The Company also sells supplies and materials to its independent distributors.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REVENUE RECOGNITION - The Company recognizes revenue upon shipment of products, training aids and promotional material to the independent distributors.

         SALES RETURNS - All of the Company's products include a customer satisfaction guarantee. Company products may be returned within 30 days of purchase for a full refund or credit toward the purchase of another Company product. The Company also has a buy-back policy where by it will repurchase products sold to an independent distributor (subject to a restocking fee) provided that the distributor terminates his/her distributorship agreement with the Company and returns the product within 12 months of original purchase in marketable condition. For the years ended December 31, 1998, 1997 and 1996, the cost of products returned to the Company are included in net sales and was two, three and four percent of gross sales, respectively.

         ADVERTISING - The Company expenses advertising as incurred. Total advertising expense for 1998, 1997, and 1996 was $16,459, $28,416 and $26,410, respectively.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of cash in banks and all short term investments with initial maturities of three months or less.

         INVENTORY - Inventory consists of consumer product inventory and training and promotional material such as video tapes, cassette tapes and paper supplies held for sale to customers and independent distributors. Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out method.

         INTANGIBLES - Intangible assets consist of goodwill and covenants not to compete. Goodwill represents the excess of cost over the fair value of the net assets acquired pursuant to the Miracle Mountain International, Inc. ("MMI"), Chambre' International, Inc. ("CII"), Stay 'N Shape International, Inc. ("SNSI") and ToppMed, Inc. ("TI") acquisitions. The Company amortizes goodwill from the acquisition of MMI over seven years and from the acquisitions of CII, SNSI, and TI over twenty years. Covenants not to compete are being amortized over the life of the contracts. The net amount of goodwill arising from the MMI, CII, SNSI and TI acquisitions at December 31, 1998 was $75,186, $162,140, $1,363,075 and $125,333, respectively. The net amount of goodwill arising from the MMI, CII and SNSI acquisitions at December 31, 1997 was $92,208, $171,107 and $1,437,594, respectively. Goodwill amortization for the years ended December 31, 1998, 1997 and 1996 was $103,175, $78,026 and $9,930, respectively. Covenant amortization for the years ended December 31, 1998, 1997 and 1996, was $71,106, $53,431 and $7,778, respectively.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost or, in the case of leased assets under capital leases, at the fair value of the leased property and equipment, less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets of three to seven years. Assets under capital leases and leasehold improvements are amortized over the lesser of the term of the lease or the life of the asset.

         LONG-LIVED ASSETS - Management of the Company assesses recoverability of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future cash flows generated by that asset. Recoverability is assessed and measured on long-lived assets using an estimate of the undiscounted future cash flows attributable to the asset. Impairment is measured based on future cash flows discounted at an appropriate rate.

         FAIR VALUE DISCLOSURE - The Company's financial instruments include cash and cash equivalents, receivables, short-term payables, notes payable and capital lease obligations. The carrying amounts of cash and cash equivalents, receivables and short-term payables approximate fair value due to their short-term nature. The carrying amounts of notes payable and capital lease obligations approximate fair value based on borrowing rates currently available to the Company.

         EARNINGS PER SHARE - In 1997, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, and has restated earnings per share for all periods presented in accordance with that Statement. Earnings per common share is computed based upon net income divided by the weighted average number of common shares outstanding during each period. Earnings per common share - assuming dilution is computed based upon net income divided by the weighted average number of common shares outstanding during each period adjusted for the effect of dilutive potential common shares calculated using the treasury stock method. The following is a reconciliation of the common shares used in the calculations of earnings per common share and earnings per common share - assuming dilution:

                                                                             INCOME                SHARES           PER SHARE
                                                                           (NUMERATOR)          (DENOMINATOR)         AMOUNT
                                                                           -----------          -------------       ---------
         Weighted average common shares outstanding:
         For the year ended December 31, 1998:
          Earnings per common share:
            Income available to common stockholders....................     $414,048             4,191,760              $.10
                                                                            --------             ---------              ----
          Earnings per common share - assuming dilution:
           Options.....................................................        --                  311,651
                                                                            --------             ---------
           Income available to common stockholders plus assumed
            conversions................................................     $414,048             4,503,411              $.09
                                                                            --------             ---------              ----
         For the year ended December 31, 1997:
          Earnings per common share:
           Income available to common stockholders.....................     $130,026             2,751,771              $.05
                                                                            --------             ---------              ----
          Earnings per common share - assuming dilution:
           Options.....................................................        --                 825,061

                                                                             INCOME                SHARES           PER SHARE
                                                                           (NUMERATOR)          (DENOMINATOR)         AMOUNT
                                                                           -----------          -------------       ---------

           Warrants....................................................       --                  185,810
                                                                            --------             ---------
           Income available to common stockholders plus assumed
             conversions...............................................     $130,026             3,762,642              $.04
                                                                            --------             ---------              ----

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

         For the year ended December 31, 1996:
          Earnings per common share:
            Income available to common stockholders....................     $825,157             2,135,097              $.39
                                                                            --------             ---------              ----
          Earnings per common share - assuming dilution:
              Options..................................................        --                  990,379
              Warrants.................................................        --                   78,009
                                                                            --------             ---------
            Income available to common stockholders plus assumed
              conversions..............................................     $825,157             3,203,485              $.26
                                                                            --------             ---------              ----


         Options to purchase 130,358 shares of common stock ranging from $2.80 to $3.60 per share and 5,000 shares of common stock at $6.00 per share were outstanding at December 31, 1998 and 1997, respectively, but were not included in the computation of earnings per common share - assuming dilution because the options' exercise price was greater than the average market price of the common shares. There were no antidilutive options to purchase shares of common stock at December 31, 1996.

         Warrants to purchase 1,962,211 shares of common stock ranging from $3.40 to $5.40 and 525,860 shares of common stock at $8.00 were outstanding at December 31, 1998 and 1996, respectively, but were not included in the computation of earnings per common share - assuming dilution because the warrants' exercise price was greater than the average market price of the common shares. There were no antidilutive warrants to purchase shares of common stock at December 31, 1997.

         RECENTLY ISSUED ACCOUNTING STANDARDS - In February 1998, the FASB issued SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, which revises employers' disclosures about pension and other postretirement benefit plans. The new statement will not have any impact on the Company's consolidated financial statements, as the Company does not offer postretirement benefits.

         In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGInG ACTIVITIES, which establishes accounting and reporting standards for derivative instruments. The impact on the Company's consolidated financial statements from the adoption of SFAS No. 133 has not yet been determined. This statement is effective for all fiscal quarters beginning after June 15, 1999. The Company will adopt SFAS No. 133 on January 1, 2000 as required.

         INCOME TAXES - The Company uses an asset and liability approach to account for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts and the tax bases of existing assets and liabilities. A valuation allowance is established if, in management's opinion, it is more likely than not that some portion of the deferred tax asset will not be realized.

         RECLASSIFICATIONS - Certain reclassifications have been made to prior year balances to conform with the presentation for the current period.

2.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at December 31:

                                                                   1998                  1997
                                                                   ----                  ----
         Office furniture, fixtures and equipment..........     $1,466,273             $  954,293
         Vehicles..........................................        193,982                142,055
         Leasehold improvements............................         38,936                 34,388
                                                                ----------             ----------
                                                                 1,699,191              1,130,736
         Accumulated depreciation and amortization.........       (608,911)              (434,840)
                                                                ----------             ----------
         Total property and equipment, net.................     $1,090,280             $  695,896
                                                                ----------             ----------


                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

         Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $203,972, $119,986 and $48,285, respectively.

3.       LEASE AGREEMENTS

         During 1998 and 1997, the Company entered into various capital leases for office equipment. The lease terms range from 24 to 60 months. Additionally, annual lease rental payments for each lease range from $700 to $40,000 per year. The schedule of future minimum lease payments below reflects all payments under the leases.

         The property and equipment accounts include $422,616 and $449,540 for leases that have been capitalized at December 31, 1998 and 1997, respectively. Related accumulated amortization amounted to $128,338 and $109,591 at December 31, 1998 and 1997, respectively.

         The Company leases office and warehouse space under noncancellable operating leases.

         Future annual minimum lease payments under capital leases and noncancellable operating leases with initial or remaining terms of one year or more at December 31, 1998 are as follows:

                                                                           CAPITAL        OPERATING
                                                                           LEASES           LEASES         TOTAL
                                                                          ---------       ----------       -----
         Year ending:
         1999..........................................................    $101,013       $145,426       $246,439
         2000..........................................................      71,212        151,844        223,056
         2001..........................................................      61,576        157,617        219,193
         2002..........................................................      26,206        161,450        187,656
         2003..........................................................      30,763         67,937         98,700
                                                                           --------       --------       --------
         Total minimum lease payments..................................     290,770       $684,274       $975,044
                                                                                          ========       ========
         Less amount representing interest.............................      30,418
                                                                           --------
         Present value of net minimum lease payments...................     260,352
         Less current portion..........................................      87,105
                                                                           --------
         Long-term capital lease obligations...........................    $173,247
                                                                           ========

         Rental expense under operating leases for the years ended December 31, 1998, 1997 and 1996 was $147,166, $88,632 and $63,425, respectively.

4.       STOCKHOLDERS' EQUITY

         COMMON STOCK - On March 4, 1998, the Company announced it's intent to repurchase up to $1 million of the Company's Common Stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of December 31, 1998, the Company has repurchased 134,500 shares of the Common Stock at a total cost of $377,871. The Company has ceased making repurchases and the last repurchase was made December 31, 1998.

         On January 31, 1997, the Company distributed, at no cost, 2,148,191 non-transferable rights ("Rights") to its shareholders of record on such date. Each of the Rights entitled the holder to purchase one unit (consisting of one share of Common Stock and one 1997-A Warrant) on or before March 17, 1997 for $6.80 per unit (the "Rights Offering"). Concurrently with the Rights Offering, the Company redeemed its outstanding Class A and Class B Common Stock Purchase Warrants (the "Public Warrants") for $.0008 per warrant (the "Warrant Redemption") effective on March 17, 1997. In connection with the Warrant Redemption, the Company modified the terms of the Public Warrants and offered to holders of the Public

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

         Warrants (the "Warrant Holders") the right to exercise each of the Public Warrants for the purchase of one unit (consisting of one share of Common Stock and one 1997-A Warrant), at an exercise price of $6.00 per unit (the "Warrant Modification Offering"). Proceeds to the Company from the Warrant Modification Offering and the Rights Offering (the "Offerings") were $2,154,357. Accumulated offering costs of $323,076 were charged against the proceeds of the Offerings. Pursuant to the Offerings, the Company issued in units 337,211 shares of Common Stock and 337,211 1997-A Warrants.

         On November 12, 1997, the Company sold 1,495,000 shares of Common Stock and 1,495,000 Redeemable Common Stock Purchase Warrants in units consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant from which the Company received proceeds of $6,050,000. Accumulated offering costs of approximately $720,000 were charged against the proceeds of the offering (the "Units Offering").

         During 1997 in connection with the registration of the Units Offering, certain officers and shareholders agreed to certain escrow and lock-in arrangements required by the Oklahoma Department of Securities until November 6, 2000. The agreement encompasses 377,682 shares of the Company's common stock and stock options and warrants to purchase 674,500 shares of such common stock and does not permit the sale or disposition of such securities by these officers and shareholders. There are no conditions under which these shares of common stock, stock options and warrants would be required to be returned to the Company and they are treated as outstanding securities for purposes of the Company's earnings per share calculations.

         On October 29, 1996, the Board of Directors of the Company effected a one-for-eight reverse split of the Company's outstanding common stock, options and warrants. In addition, the number of the Company's outstanding options and warrants has been reduced by a factor of eight and their exercise price has been increased by a factor of eight pursuant to this action. This one-for-eight reverse split is reflected in the accompanying consolidated financial statements and footnotes on a retroactive basis.

         The Company's policy is to retain earnings to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

         COMMON STOCK OPTIONS AND OTHER WARRANTS - During 1998, the Company granted 809,819 options at exercise prices ranging from $1.75 per share to $3.00 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to the Company. A total of 418,819 of the options granted during 1998 are unexercisable at December 31, 1998 due to a six month vesting period. During 1998, 57,306 options were exercised for 31,025 mature shares. In addition, during this period 519,944 options with a weighted average exercise price of $2.32 per share were voluntarily surrendered and canceled by the Company in exchange for an equal number of options, with a weighted average exercise price of $1.82 and 128,830 other options were canceled without exchange for new options. The exercise price of the exchanged options was equal to the market value of the Company's stock on the date of exchange. There was no expense recognized in the Company's financial statements relating to the exchange. See Note 5 for the pro forma effects of SFAS 123 ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123").

         During 1997, the Company granted 493,100 options at exercise prices ranging from $2.70 per share to $6.00 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to the Company. Options granted on December 26, 1997 have a six month vesting period. During 1997, 135,695 options were exercised of which 46,945, 42,500 and 46,250 were exercised for cash, 15,769 mature shares and notes receivable, respectively. In addition, during this period 319,250 options with a weighted average exercise price of $4.67 per share were voluntarily surrendered and

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         canceled by the Company in exchange for an equal number of options, with an exercise price of $2.70 per share, 125,000 other warrants were canceled without exchange for new warrants or options and 2,499 options expired. The exercise price of the exchanged option was equal to the market value of the Company's stock on the date of exchange. There was no expense recognized in the Company's financial statements relating to the exchange. See Note 5 for the pro forma effects of SFAS 123.

         The following table summarizes the Company's stock option and other warrants activity for the years ended December 31, 1998, 1997 and 1996 (as restated for the one-for-eight reverse split in October 1996):


                                                             WEIGHTED                WEIGHTED                  WEIGHTED
                                                             AVERAGE                 AVERAGE                   AVERAGE
                                                             EXERCISE                EXERCISE                  EXERCISE
                                                1998          PRICE       1997        PRICE         1996        PRICE
                                              ---------     ----------  ---------   ---------    ----------    --------
          Options and other warrants
            outstanding, beginning
            of year.....................      1,439,583      $   2.28   1,528,927     $ 2.49     1,540,177     $  2.52

          Options and other warrants
            granted during the year.....        809,819          1.93     493,100       3.68            --       --

          Options exercised
            during the year.............        (57,306)         2.17    (135,695)      1.64            --       --

          Options and other warrants
            canceled during the year....       (617,524)         2.35    (444,250)      4.75            --       --

          Options expired during
            the year....................        (31,250)         1.60      (2,499)      1.60       (11,250)       6.48
                                              ---------                 ---------                ---------
          Options and other warrants
            outstanding, end of year....      1,543,322      $   2.09   1,439,583     $ 2.28     1,528,927     $  2.49
                                              =========                 =========                =========


         The weighted average grant-date fair value of options and other warrants granted during 1998 and 1997 was $1.05 and $1.20 per share, respectively. There were no options granted during 1996.

                                       OPTIONS AND OTHER WARRANTS            OPTIONS AND OTHER WARRANTS
                                               OUTSTANDING                           EXERCISABLE
                                ----------------------------------------     --------------------------
                                                 WEIGHTED-
                                                  AVERAGE       WEIGHTED-                    WEIGHTED-
                                  NUMBER         REMAINING       AVERAGE       NUMBER        AVERAGE
              RANGE OF          OUTSTANDING     CONTRACTUAL     EXERCISE     EXERCISABLE     EXERCISE
           EXERCISE PRICES      AT 12/31/98        LIFE          PRICE       AT 12/31/98      PRICE
           ---------------      -----------     -----------     --------     -----------     ---------
            $1.75 - 3.60         1,543,322       4.8 years       $2.09        1,124,503       $2.15


                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         COMMON STOCK WARRANTS - The following table summarizes the Company's common stock warrants and their activity for the years ended December 31, 1998, 1997 and 1996 (as restated for the one-for-eight reverse split in October 1996):

                                                                WARRANTS
                                                                ISSUED AND      EXERCISE
                                                                OUTSTANDING      PRICE         EXERCISE PERIOD
                                                                -----------     --------     -------------------
          DECEMBER 31, 1998:
            1997-A Warrants ..............................         337,211      $ 3.40        1/31/97 - 1/31/99
                                                                 =========
            Redeemable Common Stock Purchase Warrants ....       1,495,000      $ 3.40       11/06/97 - 11/06/02
                                                                 =========
            Underwriters' Warrants .......................         130,000      $ 5.40       11/12/98 - 11/12/02
                                                                 =========
          DECEMBER 31, 1997:
            Class A Warrants, beginning of year ..........         524,360      $ 6.00        4/26/89 - 7/26/97
            Class A Warrants redeemed during the year ....        (524,360)     $ 6.00
                                                                 ---------
            Class A Warrants, end of year ................              --
                                                                 =========
            Class B Warrants, beginning of year ..........         525,860      $ 8.00        4/26/89 - 7/26/97
            Class B Warrants redeemed during the year ....        (525,860)     $ 8.00
                                                                 ---------
            Class B Warrants, end of year ................              --
                                                                 =========
            1997-A Warrants, beginning of year ...........              --
            1997-A Warrants issued during the year .......         337,211      $12.00        1/31/97 - 1/31/99
                                                                 ---------
            1997-A Warrants, end of year .................         337,211
                                                                 =========
            Redeemable Common Stock Purchase Warrants,
              beginning of year ..........................              --
            Redeemable Common Stock Purchase Warrants,
              issued during the year .....................       1,495,000      $ 5.40        11/6/97 - 11/6/02
                                                                 ---------
            Redeemable Common Stock Purchase Warrants,
              end of year ................................       1,495,000
                                                                 =========
            Underwriters' Warrants, beginning of year ....              --
            Underwriters' Warrants issued during the year          130,000      $ 5.40       11/12/98 - 11/12/02
                                                                 ---------
            Underwriters' Warrants, end of year ..........         130,000
                                                                 =========
          DECEMBER 31, 1996:
            Class A Warrants, beginning of year ..........         524,610      $ 6.00        4/26/89 - 7/26/97
            Class A Warrants exercised during the year ...            (250)     $ 6.00
                                                                 ---------
            Class A Warrants, end of year ................         524,360
                                                                 =========
            Class B Warrants .............................         525,860      $ 8.00        4/26/89 - 7/26/97
                                                                 =========


         Each warrant entitles the holder to purchase one share of common stock. As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002, to make them correspond more closely to the Redeemable Common Stock Purchase Warrants.

         As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40 representing 120 percent of the average daily closing price of the Company's Common Stock for the preceding 20 day period as prescribed in the prospectus of the Units Offering.

         There was no expense recognized in the Company's financial statements relating to either of the warrant exercise price reduction as the change only affects allocations of additional paid-in capital because the Redeemable Common Stock Purchase Warrants were issued in conjunction with an equity offering of the Company. The reduced exercise prices exceeded the market value of the Company's Common Stock on the date of the reduction.

         The Redeemable Common Stock Purchase Warrants are subject to redemption by the Company at a price of $0.25 per warrant. All of the outstanding Redeemable Common Stock Purchase Warrants must be

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         redeemed if any are redeemed. The Company may redeem the 1997-A Warrants for $0.0001 per warrant. Any redemption of unexercised 1997-A Warrants would be for all such outstanding warrants. The Underwriters' Warrants were issued in connection with the Company's sale of Common Stock and Redeemable Warrants in November 1997 and were in addition to other fees paid to the underwriters. The Underwriters' Warrants entitle the holder to buy one unit consisting of one share of the Company's Common Stock and one warrant for the purchase of one other share of the Company's Common Stock for $3.40.

5.       STOCK OPTION PLAN

         During 1995, the Company approved the 1995 Stock Option Plan (the "Plan"). Under this Plan, options available for grant can consist of
         (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and
         (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company's common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors, and consultants. Nonemployee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options shall be exercisable within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying stock option or incentive stock option originally granted and can only be exercised in tandem with the stock option. During the years ended December 31, 1998 and 1997 the Company granted 281,295 and 173,850 net options under the Plan, respectively. No stock appreciation rights are attached to any options outstanding. At December 31, 1998 and 1997, the Company had 1,543,322 and 1,439,583
         stock options outstanding of which only 441,589 and 173,850 had been issued pursuant to this plan, respectively.

         The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation awards. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements. The following pro forma data is calculated net of tax as if compensation cost for the Company's stock-based compensation awards (see also Note 4) was determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123.

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                      -------------------------------------------
                                                                                          1998            1997            1996
                                                                                      -----------     -----------     -----------
         Net income as reported...................................................    $   414,048     $   130,026      $  825,157
           Adjustment, net of tax.................................................       (233,329)       (467,554)             --
                                                                                      -----------     -----------     -----------
         Pro forma net income (loss)..............................................    $   180,719     $  (337,528)    $   825,157
         Net income per common share as reported..................................    $       .10     $       .05     $      0.39
           Adjustment, net of tax.................................................           (.06)          (0.17)             --
                                                                                      -----------     -----------     -----------
         Pro forma net income (loss) per common share.............................    $       .04     $     (0.12)    $      0.39
         Pro forma net income (loss) per common share - assuming dilution.........    $       .04     $     (0.12)    $      0.26
         Weighted average common shares outstanding...............................      4,191,760       2,751,771       2,135,097
         Weighted average common shares outstanding - assuming dilution...........      4,503,411       2,751,771       3,203,485


                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1997, respectively (no option grants during 1996): risk-free interest rates of 4.50 and 5.93 percent; no dividend yield or assumed forfeitures; expected lives of 5.4 and 6.7 years; and volatility of 59 and 60 percent. The pro forma amounts above are not likely to be representative of future years because there is no assurance that additional awards will be made each year.

6.       RELATED PARTIES

         During 1998, 1997 and 1996, the Company received approximately $6,822, $7,157 and $9,116, respectively, from Pre-Paid Legal Services, Inc., a stockholder, for commissions on sales of memberships for the services provided by Pre-Paid Legal Services, Inc.

         John W. Hail, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the sole director and shareholder of the John Hail Agency, Inc. ("JHA"). Pursuant to an unwritten agreement, the Company provided office space, utilities and supplies, as well as an occasional part-time administrative staff person, through June 30, 1996, to JHA for a monthly payment of $1,000 as reimbursement of the Company's costs. In addition, the Company made non-interest bearing advances to JHA of $22,000 and $87,684 during the years ended December 31, 1996 and 1995, respectively. Effective June 30, 1996, the Company adopted a policy to not make any further advances to JHA, and JHA executed a promissory note payable to the Company in the principal amount of $73,963 bearing interest at eight percent per annum and payable in 60 installments of $1,499 per month. JHA has made repayments of these advances of $13,042, $6,141 during the fiscal years ended December 31, 1997 and 1996, respectively. During the year ended December 31, 1998, JHA made repayments of $54,780. As of June 30, 1998 the note has been paid in full.

         During 1995, John W. Hail individually entered into lease agreements covering telephone equipment and related software and requiring monthly rental payments. Such equipment and software are utilized exclusively by the Company. During the years ended December 31, 1998, 1997 and 1996, the Company made aggregate monthly payments pursuant to such lease agreements of $17,939, $19,427 and $19,427, respectively.

         On October 8, 1998, John W. Hail voluntarily surrendered an option to purchase 100,000 shares of the Company's common stock for $2.70 per share with an expiration date of May 20, 2007 in exchange for an option having the same terms other than an exercise price of $1.75 per share of common stock, which was equal to the fair value of the common stock on the date of exchange. These options will become exercisable on April 8, 1999.

         During the years ended December 31, 1998, 1997 and 1996, the Company paid Curtis H. Wilson, Sr., a Director of the Company, sales commissions of $62,555, $32,886 and $38,337, respectively. These commissions were based upon purchases by Mr. Wilson and his downline distributors in accordance with the Company's network marketing program in effect at the time of the sales.

         During the first quarter of 1998, the Company agreed to loan John W. Hail, the Chief Executive Officer and a major shareholder of the Company, up to $250,000. Subsequently the Company agreed to loan up to an additional $75,000. The loan is secured, bears interest at eight percent per annum and is due on March 31, 1999. The loan has been extended until March 31, 2000. As of December 31, 1998, the balance due on this loan was $293,936. The loan was unanimously approved by the Company's board of directors.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


7.       INCOME TAXES

         On a regular basis, management evaluates all available evidence, both positive and negative, regarding the ultimate realization of the tax benefits of its deferred tax assets. Management concluded in 1996 that it is more likely than not that a tax benefit will be realized from its deferred tax assets and therefore eliminated the previously recorded valuation allowance. The Company's deferred tax assets relate primarily to net operating loss carryforwards for income tax purposes at December 31, 1998, totaling $531,856, which will begin to expire in 2003. The Company has a net deferred tax asset at December 31, 1998 and 1997, of $188,773 and $439,917, respectively.

         Income taxes for 1998 were comprised of current taxes of $2,196 and deferred taxes of $251,144. Income taxes for 1997 and 1996 were comprised of deferred taxes. A reconciliation of the statutory Federal income tax rate to the effective income tax rate for the years ended December 31, 1998, 1997, and 1996 is as follows:

                                                       1998      1997      1996
                                                      ------    ------    ------
          Statutory federal income tax rate .....      34.0%     34.0%      34.0%
          State tax effective rate ..............       4.0       4.6        4.3
          Permanent differences .................       2.3       6.4        0.0
          Benefit of graduated tax rates ........       0.0      (4.8)      (0.4)
          Benefit of operating loss carryforwards       0.0      (0.0)     (37.9)
          Change in effective rate ..............       0.0      (8.7)       0.0
          Other .................................      (2.3)      0.0        0.0
          Reduction in valuation allowance ......       0.0       0.0     (153.5)
                                                       ----      ----     ------
          Effective income tax rate .............      38.0%     31.5%    (153.5)%
                                                       ====      ====     ======


         Deferred tax liabilities and assets at December 31, 1998 and 1997 are comprised of the following:

                                                                               DECEMBER 31,
                                                                        ------------------------
                                                                          1998             1997
                                                                        -------           ------
          Deferred tax liabilities:
            Depreciation and amortization.......................       $ (38,037)        $ (20,682)
                                                                       ---------         ---------
              Total deferred tax liabilities....................         (38,037)          (20,682)
                                                                       ---------         ---------
          Deferred tax assets:
            Net operating loss carryforwards....................         160,889           458,796
            Reserves............................................          49,404             1,803
            Other...............................................          16,517                --
                                                                       ---------         ---------
              Total deferred tax assets.........................         226,810           460,599
                                                                       ---------         ---------
          Net deferred taxes....................................         188,773           439,917
          Less current portion of net deferred tax assets.......          93,496            85,224
                                                                       ---------         ---------
          Noncurrent portion....................................       $  95,277         $ 354,693
                                                                       =========         =========


8.       COMMISSION ADVANCES

         Commission advances represent advances to certain associates and are repayable from future commissions earned by the associates. These advances do not bear interest and are classified in the accompanying consolidated balance sheets according to the expected timing of commissions to be earned by the associates.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


9.       ACQUISITIONS

         On July 31, 1998, the Company acquired all rights, including formulations and trademarks, for the ToppFast, ToppStamina and ToppFitt products from ToppMed, Inc. of Los Angeles, California for a total purchase price of $192,000 which was paid at closing.

         Pursuant to a Stock Purchase Agreement having an effective date of January 31, 1997 (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Chambre' International, Inc., a Texas corporation ("CII"), and CII became a wholly-owned subsidiary of the Company (the "CII Acquisition"). The CII Acquisition was closed on January 31, 1997, and was accounted for under the purchase method of accounting. CII is a network marketer of various third-party manufactured cosmetics, skin care and hair care products. In connection with the CII Acquisitions, the Company issued 6,482 shares of its common stock to the shareholders of CII at closing and issued an additional 7,518 shares of its common stock to the shareholders of CII on March 31, 1997, after determination of certain liabilities.

         In connection with the CII Acquisition , the excess of the purchase price of $135,340, which includes $3,549 of transaction costs, over the negative $63,985 fair value of assets of CII acquired, net of liabilities assumed, has been allocated $179,325 to goodwill and $20,000 to a covenant not to complete. Goodwill and the covenant not to compete will be amortized over 20 year and 47 month periods, respectively.

         Pursuant to an Asset Purchase Agreement having an effective date of April 16, 1997 (the "Purchase Agreement"), the Company acquired all the assets of Stay 'N Shape International, Inc. ("SNSI"), Solution Products International, Inc. ("SPII"), Nation of Winners, Inc. ("NWI"), Now International, Inc. ("NII"), all Georgia corporations, (collectively SNSI, SPII, NWI and NII are referred to as the "Selling Group"), free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, known or unknown (the "SNSI" Asset Purchase"). The SNSI Asset Purchase was closed on April 16, 1997, and was accounted for under the purchase method of accounting. Each company in the Selling Group is a network marketer of various third-party manufactured nutritional supplements and was under common ownership.

         The Company purchased all of the assets, including the network marketing organizations, of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. pursuant to an Asset Purchase Agreement dated April 16, 1997. In connection with the SNSI Asset Purchase, the Company paid cash of $1,174,441 and issued 125,984 shares of Common Stock at closing and agreed to either issue additional shares of the Company's Common Stock having an aggregate market value equal to, or make a cash payment of, or combination thereof, $750,000 and $1,050,000 on or before June 29, 1998, and May 30, 1999, respectively, subject to reduction for variance from specified sales targets. As of June 29, 1998 the specified sales requirement had not been met, therefore the $750,000 installment payment was reduced to zero and no payment was required. Based upon current sales levels the Company believes that the $1,050,000 installment payment will be reduced to zero and no payment will be required. As a result of the SNSI Asset Purchase, the Company added 39 products to its line, 38 in the weight management and dietary supplement categories and one in the personal care category, and 3,000 additional distributors.

         In connection with the SNSI Asset Purchase, the excess of the purchase price of $2,074,441, which included $100,000 of transaction costs, over the $84,063 fair value of the assets acquired, has been allocated $1,490,378 to goodwill and $500,000 to two covenants not to compete. Goodwill and the covenants not to compete will be amortized over 20 and 10 year periods, respectively.

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         Pursuant to a Stock Purchase Agreement having an effective date of May 31, 1996 (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Miracle Mountain International, Inc., a Colorado corporation ("MMI"), and MMI became a wholly owned subsidiary of the Company (the "MMI Acquisition"). The MMI Acquisition was accounted for under the purchase method of accounting. MMI is a network marketer of various third-party manufactured nutritional supplement products. Pursuant to the Purchase Agreement and in connection with the MMI Acquisition, the Company issued and delivered to the shareholders of MMI 20,000 shares of the Company's common stock.

         In connection with the MMI Acquisition, the excess of the purchase price of $176,103, which includes $56,103 of transaction costs, over the negative $3,059 fair value of the assets of MMI acquired, net of liabilities assumed, has been allocated $119,162 to goodwill and $60,000 to the covenant not to compete. Goodwill and the covenant not to compete will be amortized over seven and four and one-half year periods, respectively.

         The following unaudited pro forma information presents a summary of consolidated results of operations as if the acquisitions had occurred at the beginning of 1998 and 1997, with pro forma adjustments to give effect to amortization of goodwill together with the related income tax effect. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the purchases been made during the periods presented or the future results of the combined operations.

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                     1998                1997
                                                                 ------------       ------------
          Net revenues ..................................        $ 13,228,000       $ 10,776,000
          Net income ....................................        $    397,000       $    142,000
          Net income per common share ...................        $        .09       $        .05
          Net income per common share - assuming dilution        $        .09       $        .04

10.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                    YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                            1998             1997              1996
                                                                         ---------        ---------         ---------
          Cash paid during the year for:
            Interest ..............................................      $  34,663        $  33,012         $  23,021
            Income taxes ..........................................          --               2,196             --
          Noncash financing and investing activities:
            Property and equipment acquired by capital lease ......         99,007          147,508           199,131
            Deferred offering costs not yet paid ..................          --             180,450             --
          Fair value of capital stock issued to purchase
          Miracle Mountain International Inc. .....................          --               --              120,000
          Acquisition of Chambre' International, Inc.:
            Fair value of assets acquired .........................      $   --           $ (84,802)        $   --
            Fair value of covenant not to compete .................          --             (20,000)            --
            Purchase price in excess of tangible assets acquired
              and covenant not to compete .........................          --            (179,325)            --
            Fair value of common stock issuance ...................          --              84,000             --
            Liabilities assumed ...................................          --             148,787             --
                                                                         ---------        ---------         ---------
            Cash paid to purchase Chambre' International, Inc. ....      $   --           $ (51,340)        $   --
                                                                         =========        =========         =========

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                    YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------------
                                                                            1998           1997              1996
                                                                         ---------      -----------         -------
          SNSI asset purchase:
            Fair value of assets acquired ..........................     $   --         $   (84,063)        $  --
            Fair value of covenant not to compete ..................         --            (500,000)           --
            Purchase price in excess of tangible assets acquired
              and covenant not to compete ..........................         --          (1,490,378)           --
            Fair value of common stock issuance ....................         --             800,000            --
                                                                         ---------      -----------         ------
            Cash paid to purchase SNSI assets ......................     $   --         $(1,274,441)        $  --
                                                                         =========      ===========         =====
          ToppMed, Inc. asset purchase:
            Fair value of assets acquired ..........................     $   --         $    --             $  --
            Fair value of covenant not to compete ..................       (64,000)          --                --
            Purchase price in excess of tangible assets acquired
              and covenant not to compete ..........................      (128,000)          --                --
                                                                         ---------      -----------         ------
            Cash paid to purchase ToppMed, Inc. ....................     $(192,000)     $    --             $  --
                                                                         =========      ===========         =====


11.      NOTES PAYABLE

         The Company has notes payable of $123,787 and $108,744 for the years ended December 31, 1998 and 1997, respectively. The current balance of the notes at December 31, 1998 and 1997 is $29,476 and $26,304, respectively. The notes were issued to acquire vehicles to be used by the Company and are collateralized by such vehicles for which the notes were issued to finance. These notes mature ranging from June 2001 to September 2003 with interest rates on the notes ranging from 8.25 percent to 10.98 percent. Payments of principal and interest are made on the notes monthly ranging from $425 to $928. Scheduled maturities for 1999 through 2003 are $29,476, $32,371, $30,946, $22,035 and
         $8,957, respectively.

12.      ADDITIONAL TAX LIABILITY

         During 1998, in an effort to facilitate the growth of its distributor network, the Company voluntarily began contacting all of the state sales and use tax authorities to enter into agreements with them whereby the Company would assume the responsibility for collecting and remitting sales and use taxes on behalf of its independent distributors. Certain states had requirements which resulted in an additional tax liability for the Company as a condition of entering into the agreement. The liability has an adverse impact on the Company's earnings, net of the related tax effect, of $261,400 or $.06 per share. Management believes the liability is a one time nonrecurring charge and will have no further adverse impact on the Company's future results of operations because the ongoing collection and remittance of sales and use tax represents neither additional income nor additional expense to the Company but instead is a pass through item with no income statement effect.

13.      COMMITMENTS AND CONTINGENCIES

         RECENT REGULATORY DEVELOPMENTS - A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented 49.7 percent, 29.5 percent, and 39.1 percent of net sales for the years ended 1998, 1997 and 1996, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug

                        ADVANTAGE MARKETING SYSTEMS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for the Company's product). On June 4, 1997, the FDA proposed a regulation which will, if it becomes effective as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. If the FDA's proposed regulations were to become effective, management believes that the impact on the Company's financial statements would be a significant reduction in sales, cost of sales and marketing, distribution and administrative expenses and could result in material losses to the Company, but would not result in a significant increase in sales returns nor have a significant adverse effect on financial position.

         PRODUCT LIABILITY - The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Historically, the Company has relied upon its manufacturer's product liability insurance for coverage. The Company obtained product liability insurance coverage in its own name in 1997. The limits of this coverage are $4,000,000 per occurrence and $5,000,000 aggregate. The Company generally does not obtain contractual indemnification from parties manufacturing its products. However, all of the manufacturers of the Company's products carry product liability insurance which covers the Company's products. The Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from claims made by the Company's distributors for products manufactured by Chemins and marketed by the Company. Although the Company has never had a product liability claim, such claims against the Company could result in material losses to the Company.

14.      SUBSEQUENT EVENTS

         On March 11, 1998, the Company filed a Registration Statement, file number 333-47801, with the Securities and Exchange Commission pursuant to which the Company is seeking to register 5,000,000 stock purchase plan participation interests ("Participation Interests") in the Advantage Marketing Systems, Inc. Distributor Stock Purchase Plan (the "Plan"). The Participation Interests are also being registered in accordance with the Oklahoma Securities Act. The Participation Interests will be offered to the distributors of the Company's products and services ("Eligible Persons") in lots of five Participation Interests. An Eligible Person electing to participate in the Plan (a "Participant") will be entitled through purchase of the Participation Interests to purchase in the open market through the Plan, shares of common stock, $.0001 par value per share (the "Common Stock"), previously issued by the Company. The Participation Interests are non-transferable; therefore, a market for the Participation Interests will not develop. The proceeds from sale of the Participation Interests will become the Participants' contributions to the Plan which will be used to purchase the Common Stock and will not be placed into escrow pending purchase of the Common Stock. Other than an annual service fee of $5.00 per Participant and a transaction fee of $1.25 per month, the Company will not receive any proceeds from the purchase of the Common Stock by the Plan. The offering price of each Participation Interest will be $1.00, and each Eligible Person will be required initially to purchase a minimum of twenty-five Participation Interests upon electing to participate in the Plan. There is no minimum amount of sales of Participation Interests required. The registration statement became effective February 19, 1999. .

                                    * * * * * *

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN THOSE JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                  ------------


                              ADVANTAGE MARKETING
                                 SYSTEMS, INC.

                                   2,092,211

                             SHARES OF COMMON STOCK

                           UNDERLYING 1977- A WARRANTS
                             REDEEMABLE COMMON STOCK

                                PURCHASE WARRANTS
                            AND UNDERWRITER WARRANTS

                                  ------------

                                   PROSPECTUS

                                  ------------


                 REQUESTS FOR GENERAL INFORMATION OR ADDITIONAL
                 COPIES OF THIS PROSPECTUS SHOULD BE DIRECTED TO
                         US BY CALLING OR WRITING US AT:

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     2601 NORTHWEST EXPRESSWAY, SUITE 1210W
                       OKLAHOMA CITY, OKLAHOMA 73112-7293
                         ATTENTION: CORPORATE SECRETARY
                           TELEPHONE: (405) 842-0131

                                  -----------




                                       , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1031 of the Oklahoma General Corporation Act permits (and the Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of the Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of the Registrant or at the request of the Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

         The circumstances under which indemnification is granted with an action brought on behalf of the Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by the Registrant.

         These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act").

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          S.E.C. Registration Fees......................      $ 186
          N.A.S.D. Filing Fees..........................         --
         *State Securities Laws Filing Fees..............       814
         *Printing and Engraving.........................    10,000
         *Legal Fees.....................................    25,000
         *Accounting Fees and Expenses...................    10,000
         *Transfer Agent's Fees and Costs of Certificates       500
         *Miscellaneous..................................       500
                                                            -------
                  Total..................................   $50,000
                                                            =======

         ------------------------
         *Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Registrant has sold and issued the securities described below within the past three years which were not registered under the Act.

                                                               NUMBER
                                                             OF SHARES
                                               PURCHASE      OF COMMON
                             DATE OF PURCHASE  PRICE PER      STOCK
         NAME                   OR ISSUANCE      SHARE       PURCHASED      NET PROCEEDS(1)       CONSIDERATION
--------------------         ----------------  ---------     ----------     ---------------       -------------
D. Huff............               5-20-98      $2.00           12,500           $25,000                Stock
P. Shirley.........               7-21-98       2.70           13,556            36,150                Stock
R. Sanders.........               7-21-98       2.00           31,250            62,500                Stock
R. Nance...........               7-09-99       2.80            5,358            15,002                Stock
R. Baresel.........              12-31-99       2.00           10,000            20,000                Stock

------------------------
(1) No underwriting discounts or commissions were paid with respect to such sales.

         Each of the foregoing named individuals were or are officers, directors, employees or greater than 5% or greater shareholders of the Company. The Common Stock purchased by each was issued pursuant to Rule 506 of Regulation D in connection with the exercise of stock options.

         Registrant relied on 4(2) of the Securities Act of 1933 for exemption from the registration requirements of such Act. Each investor was furnished with information concerning the formation and operations of the Registrant, and each had the opportunity to verify the information supplied. Additionally, Registrant obtained a signed representation from each of the foregoing persons in connection with the purchase of the Common Stock of his or her intent to acquire such Common Stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof; each of the certificates representing the Common Stock of the Registrant has been stamped with a legend restricting transfer of the securities represented thereby, and the Registrant has issued stop transfer instructions to UMB Bank, N.A., the transfer agent for the common stock of Registrant, concerning all certificates representing the Common Stock issued in the above-described transactions.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         EXHIBIT NO.
         -----------
         3.1      The Registrant's Certificate of Incorporation, incorporated by reference to the Registration Statement on Form SB-2
                  (Registration No. 333-47801) filed with the commission on
                  March 11, 1998.

         3.2 The Registrant's Bylaws, incorporated by reference to the Registration Statement on Form SB-2 (Registration No.
                  333-47801) filed with the commission on March 11, 1998.

         4.1      Warrant Agreement between Registrant and U.S. Stock Transfer
                  Inc., dated as of January 20, 1997, as amended and restated
                  January 8, 1998, incorporated by reference to Amendment No. 2 to Form 8-A Registration Statement, filed with the Commission on January 13, 1998.

         4.2      Unit and Warrant Agreement between Registrant and U.S. Stock
                  Transfer Inc., dated as of November 6, 1997, as amended and restated January 8, 1998, incorporated by reference to Amendment No. 1 to Form 8-A Registration Statement, filed with the Commission on January 14, 1998.

         4.3      The Promotional Shares Escrow Agreement, dated November 4,
                  1997, by and between Advantage Marketing Systems, Inc., John
                  W. Hail, Curtis H. Wilson, Sr., Ruth Wilson, Roger P. Baresel,
                  Judith A. Baresel, R. Terren Dunlap, Pre-Paid Legal Services,
                  Inc., TVC, Inc., and Liberty Bank and Trust Company of
                  Oklahoma City, N.A., incorporated by reference to Amendment
                  No. 2 to Registration Statement on Form SB-2 (Registration No.
                  333-34885) filed with the commission on November 3, 1997.

         4.4      The Promotional Shares Escrow Agreement, dated October 31,
                  1997, by and between Advantage Marketing Systems, Inc., Robert and Retha H. Nance, and Liberty Bank and Trust Company of

                                     II-2

                  Oklahoma City, N.A., incorporated by reference to Amendment
                  No. 2 to Registration Statement on Form SB-2 (Registration No.
                  333-47801)filed with the commission on November 3, 1997.

         4.5      The Promotional Shares Lock-In Agreement, dated November 5,
                  1997, by and between Advantage Marketing Systems, Inc., Roger
                  P. Baresel, and Judith A. Baresel, incorporated by reference to Amendment No. 2 to Registration Statement on Form SB-2
                  (Registration No. 333-47801)filed with the commission on November 3, 1997.

         5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.

         10.1     Legal Services Agreement between Registrant and Pre-Paid Legal
                  Services, dated September 1, 1988, incorporated by reference to Form 10-K Annual Report for the year ended December 31,
                  1989, filed with the Commission on September 18, 1990.

         10.2     Lease Agreement between Registrant and International Business
                  Machines Corporation, dated May 22, 1989, incorporated by reference to Form 10-K Annual Report for the year ended
                  December 31, 1989, filed with the Commission on September 18,
                  1990.

         10.3     Group Contract between Registrant and Consumer Benefit
                  Services, Inc., dated April 2, 1989, incorporated by reference to Form 10-K Annual Report for the year ended December 31,
                  1989, filed with the Commission on September 18, 1990.

         10.4 Distribution Agreement between Registrant and Topped, Inc., dated June 1, 1989, incorporated by reference to Form 10-K
                  Annual Report for the year ended December 31, 1989, filed with the Commission on September 18, 1990.

         10.5     Lease Agreement between Registrant and Kaiser Francis Oil
                  Company, dated June 1, 1993, incorporated by reference to Form
                  10-K Annual Report for the year ended December 31, 1993, filed with the Commission on April 14, 1994.

         10.6 Advantage Marketing Systems, Inc. 1995 Stock Option Plan, incorporated by reference to Form SB-2 Registration Statement
                  (No. 33-80629), filed with the Commission on November 20,
                  1996.

         10.7     Agreement between Registrant and Consumer Benefit Services,
                  Inc., dated October 20, 1995, incorporated by reference to Form SB-2 Registration Statement (No. 33-80629), filed with the Commission on November 20, 1996.

         10.8 Agreement between Registrant and Advanced Products, Inc., dated November 28, 1994, incorporated by reference to Form
                  SB-2 Registration Statement (No. 33-80629), filed with the
                  Commission on November 20, 1996.

         10.9     Agreement between Registrant and J&K Pharmaceutical
                  Laboratories, dated April 22, 1996, incorporated by reference to Amendment No. 3 to Form SB-2 Registration Statement (No.
                  33-80629), filed with the Commission on January 14, 1997.

         10.10    Stock Purchase Agreement having an effective date of May 31,
                  1996, between Registrant, Miracle Mountain International,
                  Inc., Richard Seaton, Gene Burson, Kaye Jennings, Daryl
                  Burson, James Rogers, incorporated by reference to Form 8-K, filed with the Commission on July 12, 1996.

         10.11    Stock Purchase Agreement having an effective date of January
                  31, 1997, among Registrant, Chambre International, Inc., Janet
                  Britt, Jerry Hampton, Teresa Hampton, James Baria, Florence
                  Baria, Rose Cashin, Pat Eason, Joseph Williams, Livia
                  Williams, Don Black, Nadine Black, Lynda Brown, Gary Galindo,
                  Harold Griffin, Linda Griffin, Iren Van Vlaenderen, Dean Van
                  Vlaenderen, Rose Hilgedick, Julie Connary, and Royce Britt, incorporated by reference to Amendment No. 3 to Form SB-2
                  Registration Statement (No. 33-80629), filed with the
                  Commission on January 14, 1997.

         10.12    Asset Purchase Agreement among Registrant, Stay 'N Shape
                  International, Inc., Solution

                                     II-3

                  Products International, Inc., Nation of Winners, Inc., Now
                  International, Inc., Carl S. Rainey and Danny Gibson, dated
                  April 16, 1997, incorporated by reference to Form 8-K, filed with the Commission on May 1, 1997.

         10.13    The Advantage Marketing Systems, Inc. 1998 Distributor Stock
                  Purchase Plan, incorporated by reference to Amendment No. 1 to Registration Statement on Form SB-2 (Registration No.
                  333-47801) filed with the commission on October 7, 1998.

         10.14    The form of Advantage Marketing Systems, Inc. 1998 Distributor
                  Stock Purchase Plan Stock Purchase Agreement , incorporated by reference to Amendment No. 1 to Registration Statement on Form
                  SB-2 (Registration No. 333-47801)filed with the commission on October 7, 1998.

         23.1     Independent Auditors' Consent.

         23.2     Consent of counsel is contained in opinion of Dunn Swan &
                  Cunningham, A Professional Corporation, counsel to Registrant, filed as Exhibit 5.1.

------------------------------------------------------
 *Previously furnished.

ITEM 28.  UNDERTAKINGS

         (a) RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii)  To include any additional or changed material
         information          on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (4) Will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering.

                  (5) If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, file a post-effective amendment to state the terms of such offering.

         (e)      REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f)      RULE 430A.

         The Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma, on the 29th day of February, 2000.

                                   ADVANTAGE MARKETING SYSTEMS, INC.
                                   (Registrant)

                                   By:  /S/JOHN W. HAIL
                                      ----------------------------------
                                        John W. Hail, Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Roger P. Baresel and John W. Hail, and each of them, his true and lawful attorney-in-fact and agent, with all power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto same attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         SIGNATURE                   TITLE                          DATE
         ---------                   -----                          ----
 /S/JOHN W. HAIL             Chairman of the Board, Chief    February 29, 2000
--------------------------   Executive Officer and Director
 John W. Hail

 /S/ROGER P. BARESEL         President, Chief Financial      February 29, 2000
--------------------------   Officer and Director
 Roger P. Baresel

 /S/R. TERREN DUNLAP         Director                        February 29, 2000
--------------------------
 R. Terren Dunlap

 /S/HARLAND C. STONECIPHER   Director                        February 29, 2000
--------------------------
 Harland C. Stonecipher

 /S/JIMMY L. DUNGAN          Director                        February 29, 2000
--------------------------
 Jimmy L. Dungan

                              INDEX TO EXHIBITS

         EXHIBIT NO.
         -----------
         3.1      The Registrant's Certificate of Incorporation, incorporated by reference to the Registration Statement on Form SB-2
                  (Registration No. 333-47801) filed with the commission on
                  March 11, 1998.

         3.2 The Registrant's Bylaws, incorporated by reference to the Registration Statement on Form SB-2 (Registration No.
                  333-47801) filed with the commission on March 11, 1998.

         4.1      Warrant Agreement between Registrant and U.S. Stock Transfer
                  Inc., dated as of January 20, 1997, as amended and restated
                  January 8, 1998, incorporated by reference to Amendment No. 2 to Form 8-A Registration Statement, filed with the Commission on January 13, 1998.

         4.2      Unit and Warrant Agreement between Registrant and U.S. Stock
                  Transfer Inc., dated as of November 6, 1997, as amended and restated January 8, 1998, incorporated by reference to Amendment No. 1 to Form 8-A Registration Statement, filed with the Commission on January 14, 1998.

         4.3      The Promotional Shares Escrow Agreement, dated November 4,
                  1997, by and between Advantage Marketing Systems, Inc., John
                  W. Hail, Curtis H. Wilson, Sr., Ruth Wilson, Roger P. Baresel,
                  Judith A. Baresel, R. Terren Dunlap, Pre-Paid Legal Services,
                  Inc., TVC, Inc., and Liberty Bank and Trust Company of
                  Oklahoma City, N.A., incorporated by reference to Amendment
                  No. 2 to Registration Statement on Form SB-2 (Registration No.
                  333-34885) filed with the commission on November 3, 1997.

         4.4      The Promotional Shares Escrow Agreement, dated October 31,
                  1997, by and between Advantage Marketing Systems, Inc., Robert and Retha H. Nance, and Liberty Bank and Trust Company of


                  Oklahoma City, N.A., incorporated by reference to Amendment
                  No. 2 to Registration Statement on Form SB-2 (Registration No.
                  333-47801)filed with the commission on November 3, 1997.

         4.5      The Promotional Shares Lock-In Agreement, dated November 5,
                  1997, by and between Advantage Marketing Systems, Inc., Roger
                  P. Baresel, and Judith A. Baresel, incorporated by reference to Amendment No. 2 to Registration Statement on Form SB-2
                  (Registration No. 333-47801)filed with the commission on November 3, 1997.

         5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.

         10.1     Legal Services Agreement between Registrant and Pre-Paid Legal
                  Services, dated September 1, 1988, incorporated by reference to Form 10-K Annual Report for the year ended December 31,
                  1989, filed with the Commission on September 18, 1990.

         10.2     Lease Agreement between Registrant and International Business
                  Machines Corporation, dated May 22, 1989, incorporated by reference to Form 10-K Annual Report for the year ended
                  December 31, 1989, filed with the Commission on September 18,
                  1990.

         10.3     Group Contract between Registrant and Consumer Benefit
                  Services, Inc., dated April 2, 1989, incorporated by reference to Form 10-K Annual Report for the year ended December 31,
                  1989, filed with the Commission on September 18, 1990.

         10.4 Distribution Agreement between Registrant and Topped, Inc., dated June 1, 1989, incorporated by reference to Form 10-K
                  Annual Report for the year ended December 31, 1989, filed with the Commission on September 18, 1990.

         10.5     Lease Agreement between Registrant and Kaiser Francis Oil
                  Company, dated June 1, 1993, incorporated by reference to Form
                  10-K Annual Report for the year ended December 31, 1993, filed with the Commission on April 14, 1994.

         10.6 Advantage Marketing Systems, Inc. 1995 Stock Option Plan, incorporated by reference to Form SB-2 Registration Statement
                  (No. 33-80629), filed with the Commission on November 20,
                  1996.

         10.7     Agreement between Registrant and Consumer Benefit Services,
                  Inc., dated October 20, 1995, incorporated by reference to Form SB-2 Registration Statement (No. 33-80629), filed with the Commission on November 20, 1996.

         10.8 Agreement between Registrant and Advanced Products, Inc., dated November 28, 1994, incorporated by reference to Form
                  SB-2 Registration Statement (No. 33-80629), filed with the
                  Commission on November 20, 1996.

         10.9     Agreement between Registrant and J&K Pharmaceutical
                  Laboratories, dated April 22, 1996, incorporated by reference to Amendment No. 3 to Form SB-2 Registration Statement (No.
                  33-80629), filed with the Commission on January 14, 1997.

         10.10    Stock Purchase Agreement having an effective date of May 31,
                  1996, between Registrant, Miracle Mountain International,
                  Inc., Richard Seaton, Gene Burson, Kaye Jennings, Daryl
                  Burson, James Rogers, incorporated by reference to Form 8-K, filed with the Commission on July 12, 1996.

         10.11    Stock Purchase Agreement having an effective date of January
                  31, 1997, among Registrant, Chambre International, Inc., Janet
                  Britt, Jerry Hampton, Teresa Hampton, James Baria, Florence
                  Baria, Rose Cashin, Pat Eason, Joseph Williams, Livia
                  Williams, Don Black, Nadine Black, Lynda Brown, Gary Galindo,
                  Harold Griffin, Linda Griffin, Iren Van Vlaenderen, Dean Van
                  Vlaenderen, Rose Hilgedick, Julie Connary, and Royce Britt, incorporated by reference to Amendment No. 3 to Form SB-2
                  Registration Statement (No. 33-80629), filed with the
                  Commission on January 14, 1997.

         10.12    Asset Purchase Agreement among Registrant, Stay 'N Shape
                  International, Inc., Solution


                  Products International, Inc., Nation of Winners, Inc., Now
                  International, Inc., Carl S. Rainey and Danny Gibson, dated
                  April 16, 1997, incorporated by reference to Form 8-K, filed with the Commission on May 1, 1997.

         10.13    The Advantage Marketing Systems, Inc. 1998 Distributor Stock
                  Purchase Plan, incorporated by reference to Amendment No. 1 to Registration Statement on Form SB-2 (Registration No.
                  333-47801) filed with the commission on October 7, 1998.

         10.14    The form of Advantage Marketing Systems, Inc. 1998 Distributor
                  Stock Purchase Plan Stock Purchase Agreement , incorporated by reference to Amendment No. 1 to Registration Statement on Form
                  SB-2 (Registration No. 333-47801)filed with the commission on October 7, 1998.

         23.1     Independent Auditors' Consent.

         23.2     Consent of counsel is contained in opinion of Dunn Swan &
                  Cunningham, A Professional Corporation, counsel to Registrant, filed as Exhibit 5.1.

------------------------------------------------------
 *Previously furnished.